Exhibit 99.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
Allied Nevada Gold Corp., et al.,[1]	)	Case No. 15-10503 (MFW)
)
Debtors.	)	Jointly Administered
)

DEBTORS’ AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION

AKIN GUMP STRAUSS HAUER & FELD LLP	BLANK ROME LLP
Ira S. Dizengoff (admitted pro hac vice)	Stanley B. Tarr (No. 5535)
Philip C. Dublin (admitted pro hac vice)	Michael D. DeBaecke (No. 3186)
Alexis Freeman (admitted pro hac vice)	Victoria A. Guilfoyle (No. 5183)
Matthew C. Fagen (admitted pro hac vice)	1201 N. Market Street, Suite 800
One Bryant Park	Wilmington, Delaware 19801
New York, New York 10036-6745	Telephone: (302) 425-6400
Telephone: (212) 872-1000	Facsimile: (302) 425-6464
Facsimile: (212) 872-1002

Counsel to the Debtors and Debtors in Possession

Dated: August 27, 2015

[1]	The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, are: Allied Nevada Gold Corp. (7115); Allied Nevada Gold Holdings LLC (7115); Allied VGH Inc. (3601); Allied VNC Inc. (3291); ANG Central LLC (7115); ANG Cortez LLC (7115); ANG Eureka LLC (7115); ANG North LLC (7115); ANG Northeast LLC (7115); ANG Pony LLC (7115); Hasbrouck Production Company LLC (3601); Hycroft Resources & Development, Inc. (1989); Victory Exploration Inc. (8144); and Victory Gold Inc. (8139). The corporate headquarters for each of the above Debtors are located at, and the mailing address for each of the above Debtors, except Hycroft Resources & Development, Inc., is 9790 Gateway Drive, Suite 200, Reno, NV 89521. The mailing address for Hycroft Resources & Development, Inc. is P.O. Box 3030, Winnemucca, NV 89446.

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ARTICLE V EXECUTORY CONTRACTS AND UNEXPIRED LEASES		36
5.1	Assumption and Rejection of Executory Contracts and Unexpired Leases	36
5.2	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	36
5.3	No Change in Control, Assignment or Violation	37
5.4	Modifications, Amendments, Supplements, Restatements, or Other Agreements	37
5.5	Rejection and Repudiation of Executory Contracts and Unexpired Leases	37
5.6	Claims Based on Rejection or Repudiation of Executory Contracts and Unexpired Leases	37
5.7	Limited Extension of Time to Assume or Reject	38
5.8	Employee Compensation and Benefit Programs; Deferred Compensation Programs	38
5.9	Survival of Certain Indemnification and Reimbursement Obligations	38
5.10	Insurance Policies	39

ARTICLE VI PROCEDURES FOR RESOLVING AND TREATING CONTESTED CLAIMS AND INTERESTS		39
6.1	Objections to Claims	39
6.2	Amendment to Claims	39
6.3	Disputed Claims	39
6.4	Estimation of Claims	39
6.5	Expenses Incurred on or After the Effective Date.	40

ARTICLE VII DISTRIBUTIONS		40
7.1	Manner of Payment and Distributions under the Plan	40
7.2	Interest and Penalties on Claims	40
7.3	Record Date for Distributions	40
7.4	Withholding and Reporting Requirements	41
7.5	Setoffs	41
7.6	Allocation of Plan Distributions Between Principal and Interest	41
7.7	Surrender of Cancelled Instruments or Securities	41
7.8	Undeliverable or Returned Distributions	41
7.9	Fractional Distributions	42
7.10	Distributions to Administrative Agent	42
7.11	Distributions to Indenture Trustee	42
7.12	Distributions to Holders of Existing Equity Interests	42
7.13	Miscellaneous Distribution Provisions	42

ARTICLE VIII CONDITIONS PRECEDENT TO EFFECTIVENESS OF THE PLAN		43
8.1	Conditions to the Effective Date	43
8.2	Waiver of Condition	44
8.3	Notice of Effective Date	44
8.4	Order Denying Confirmation	44

ARTICLE IX EFFECT OF THE PLAN ON CLAIMS AND INTERESTS		44
9.1	Compromise and Settlement of Claims, Interests and Controversies	44
9.2	Discharge of Claims and Termination of Interests	44
9.3	Injunction	45
9.4	Releases	45
9.5	Exculpation	46
9.6	Preservation of Insurance	46
9.7	Retention and Enforcement of Causes of Action	46

ARTICLE X MISCELLANEOUS PROVISIONS		47
10.1	Retention of Jurisdiction	47
10.2	Terms Binding	48

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10.3	Severability	48
10.4	Computation of Time	48
10.5	Confirmation Order and Plan Control	48
10.6	Incorporation by Reference	48
10.7	Modifications to the Plan	48
10.8	Revocation, Withdrawal or Non-Consummation	49
10.9	Courts of Competent Jurisdiction	49
10.10	Payment of Indenture Trustee Fees	49
10.11	Payment of U.S. Trustee Quarterly Fees	49
10.12	Notice	49
10.13	Reservation of Rights	51
10.14	No Waiver	52

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INTRODUCTION

Allied Nevada Gold Corp. and certain of its direct and indirect subsidiaries, as debtors and debtors in possession in the above-captioned cases, propose the following joint plan of reorganization for the resolution of the outstanding Claims against, and Interests in, the Debtors. Reference is made to the Disclosure Statement, distributed contemporaneously herewith, for a discussion of (a) the Debtors’ history, business, properties and operations, and projections for those operations, (b) a summary and analysis of the Plan, (c) the debt instruments, securities and other entitlements to be issued under the Plan and (d) certain matters related to the Confirmation and consummation of the Plan. Each of the Debtors is a proponent of the Plan within the meaning of Bankruptcy Code section 1129. Subject to certain restrictions and requirements set forth in Bankruptcy Code section 1127 and Bankruptcy Rule 3019, the Debtors reserve the right to alter, amend, modify, revoke or withdraw the Plan, subject to the terms of the Amended and Restated Restructuring Support Agreement and the Exit Facility Commitment Letter and the terms of the Plan.

ARTICLE I

DEFINITIONS AND RULES OF INTERPRETATION

A. Rules of Interpretation and Governing Law. For purposes of this document: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter gender; (b) any reference herein to a contract, lease, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (c) any reference herein to an existing document or exhibit having been filed or to be filed shall mean that document or exhibit, as it may thereafter be amended, modified or supplemented; (d) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (e) unless otherwise stated, the words “herein,” “hereof” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (f) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (g) the rules of construction set forth in Bankruptcy Code section 102 shall apply; and (h) any term used in capitalized form herein that is not otherwise defined, but that is used in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

Except to the extent that the Bankruptcy Code or Bankruptcy Rules apply, and subject to the provisions of any contract, lease, instrument, release, indenture or other agreement or document entered into expressly in connection herewith, the rights and obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the state of Delaware, without giving effect to the principles of conflict of laws thereof.

B. Definitions. The following terms (which appear in the Plan as capitalized terms) shall have the meanings set forth below.

1.1 “3.0% Backstop Put Option Payment” means a Cash payment equal to $2,340,000, which shall be part of the DIP Facility Consideration and payable only to the DIP Backstop Lenders pursuant to the terms of the DIP Facility Order.

1.2 “4.0% PIK Put Option Payment” means a Cash payment equal to $3,120,000 which shall be part of the DIP Facility Consideration payable to all Holders of DIP Facility Claims pursuant to the terms of the DIP Facility Order.

1.3 “Accredited Investor” means an accredited investor as such term is defined in Rule 501 of the Securities Act.

1.4 “Additional Consenting Noteholders” means, if any, the beneficial owners (or investment managers or advisors for such beneficial owners) of the Notes that become parties to the Amended and Restated Restructuring Support Agreement after the Restructuring Support Effective Date by executing a Joinder Agreement, together with their respective successors and permitted assigns.

1.5 “Adjusted Equity Value” means, as of any time of exercise of the New Warrants, the sum of (a) the product of (i) all of the Debtors’ outstanding unsecured debt immediately prior to the Effective Date (including, but not limited to, all principal and accrued and unpaid interest (including post-petition interest at the default rate) on the Notes, and all other Unsecured Claims) and (ii) 1.10, plus (b) the aggregate amount of New Second Lien Convertible Notes (including all pay-in-kind interest and accrued and unpaid interest) that were converted into shares of New Common Stock prior to the time of such exercise, plus (c) the aggregate amount of New Second Lien Convertible Notes (including all pay-in-kind interest and accrued and unpaid interest) that is outstanding as of the time of such exercise.

1.6 “Administrative Agent” means Scotiabank, in its capacity as administrative agent under the Credit Agreement.

1.7 “Administrative Bar Date” means the Business Day which is thirty (30) days after the Effective Date, or such other date as approved by Final Order of the Bankruptcy Court.

1.8 “Administrative Expense Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases that is Allowed under Bankruptcy Code sections 503(b), 507(a), or 1114(e)(2) for the period from the Petition Date to the Effective Date, including, without limitation, (a) any actual and necessary expenses of preserving the Estates; (b) any actual and necessary expenses of operating the Debtors’ business; (c) any actual indebtedness or obligations incurred or assumed by the Debtors during the pendency of the Chapter 11 Cases in connection with the conduct of their business; (d) any actual expenses necessary or appropriate to facilitate or effectuate the Plan; (e) any amount required to be paid under Bankruptcy Code section 365(b)(1) in connection with the assumption of executory contracts or unexpired leases; (f) all allowances of compensation or reimbursement of expenses to the extent Allowed by the Bankruptcy Court under Bankruptcy Code sections 328, 330(a), 331 or 503(b)(2), (3), (4) or (5); (g) Claims arising under Bankruptcy Code section 503(b)(9); (h) all fees and charges payable pursuant to section 1930 of title 28 of the United States Code; and (i) all claims for Transaction Expenses, without any requirement for the filing of retention applications or fee applications.

1.9 “Allowed” means, with reference to any Claim or Interest, or any portion thereof, in any Class or category specified: (a) a Claim or Interest that has been listed by the applicable Debtor in the Schedules, as such Schedules may be amended by the Debtors from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent and for which no contrary Proof of Claim or Proof of Interest has been filed; (b) a Claim or Interest for which a Proof of Claim or a Proof of Interest has been timely filed in a liquidated amount and not contingent and as to which no objection to allowance, to alter priority, or request for estimation has been timely interposed and not withdrawn within the applicable period of limitation fixed by the Plan or applicable law; (c) a Claim or Interest as to which any objection has been settled, waived, withdrawn or denied by a Final Order to the extent such Final Order provides for the allowance of all or a portion of such Claim or Interest; or (d) a Claim or Interest that is expressly allowed (i) pursuant to a Final Order, (ii) pursuant to an agreement between the Holder of such Claim or Interest and the Debtors or the Reorganized Debtors, as applicable or (iii) pursuant to the terms of the Plan. Unless otherwise specified in the Plan or in an order of the Bankruptcy Court allowing such Claim or Interest, “Allowed” in reference to a Claim or Interest shall not include: (1) any interest on the amount of such Claim accruing from and after the Petition Date; (2) any punitive or exemplary damages; or (3) any fine, penalty or forfeiture. Any Claim or Interest listed in the Schedules as disputed, contingent, or unliquidated, and for which no Proof of Claim or Proof of Interest has been timely filed, is not considered Allowed and shall be expunged without further action and without any further notice to or action, order, or approval of the Bankruptcy Court.

1.10 “Allowed Claim” means a Claim or any portion thereof, without duplication, that has been Allowed.

1.11 “Allowed Interest” means an Interest or any portion thereof, without duplication, that has been Allowed.

1.12 “Amended and Restated Restructuring Support Agreement” means the Amended and Restated Restructuring Support Agreement dated as of July 23, 2015 (including all exhibits, annexes and schedules attached thereto, including the Restructuring Term Sheet and the Plan), as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, both as to substance and parties thereto, which amends and restates the Original Restructuring Support Agreement, among the Debtors, the Initial Consenting Noteholders and the Initial Secured Lenders, a copy of which is attached as Exhibit B to the Disclosure Statement.

1.13 “Anti-Dilution Protections” has the meaning set forth in Article 4.3(b) of the Plan.

1.14 “ANV” means Allied Nevada Gold Corp., a Delaware corporation.

1.15 “Article” means any article of the Plan.

1.16 “Assets” means all of the right, title and interest of the Debtors in and to property of whatever type or nature (real, personal, mixed, intellectual, tangible or intangible).

1.17 “Avoidance Actions” means any and all actual or potential claims and causes of action to avoid a transfer of property or an obligation incurred by the Debtors pursuant to any applicable Bankruptcy Code section, including Bankruptcy Code sections 502, 510, 542, 544, 545, 547 through 553, and 724(a) or under similar or related state or federal statutes and common law, including fraudulent transfer laws.

1.18 “Ballot” means the form approved by the Bankruptcy Court pursuant to the Disclosure Statement Order and distributed to Holders of Impaired Claims and Interests entitled to vote on the Plan on which such Holders shall indicate the acceptance or rejection of the Plan.

1.19 “Bankruptcy Code” means title 11 of the United States Code, as now in effect or hereafter amended.

1.20 “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware having jurisdiction over the Chapter 11 Cases and, to the extent of any withdrawal of the reference made pursuant to section 157 of title 28 of the United States Code, the unit of such District Court pursuant to section 151 of title 28 of the United States Code.

1.21 “Bankruptcy Rules” means (a) the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of title 28 of the United States Code and (b) the general and local rules of the Bankruptcy Court, as now in effect or hereafter amended.

1.22 “Bar Date” means the deadline for filing Proofs of Claim or Proofs of Interest in the Chapter 11 Cases against any Debtor, as established by or may be established by Final Order of the Bankruptcy Court or the Plan, including, without limitation, the Administrative Bar Date and the General Bar Date.

1.23 “Bar Date Order” means the Order Establishing Deadlines and Procedures for Filing Proofs of Claim and Approving the Form and Manner of Notice Thereof [Docket No. 396].

1.24 “Business Day” means any day other than a Saturday, Sunday, or “legal holiday” as such term is defined in Bankruptcy Rule 9006(a).

1.25 “Capital Lease Deficiency Claims” means the portion of any Claims arising from the Debtors’ rejection of Capital Leases that are not covered by the value of the collateral with respect to such Claims.

1.26 “Capital Leases” means capital leases entered into by the Debtors from time to time prior to the Petition Date.

1.27 “Cash” means cash and cash equivalents, in legal tender of the United States of America.

1.28 “Causes of Action” means all actions, causes of action (including Avoidance Actions), liabilities, obligations, rights, suits, debts, damages, judgments, remedies, demands, setoffs, defenses, recoupments, crossclaims, counterclaims, third-party claims, indemnity claims, contribution claims or any other claims whatsoever, in each case held by the Debtors, whether disputed or undisputed, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Chapter 11 Cases, including through the Effective Date.

1.29 “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the chapter 11 case filed for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all Debtors, the jointly administered chapter 11 cases (under Case No. 15-10503 (MFW)) for all of the Debtors under chapter 11 of the Bankruptcy Code in the Bankruptcy Court.

1.30 “Claim” means “claim” as defined in Bankruptcy Code section 101(5), as supplemented by Bankruptcy Code section 102(2), against any of the Debtors, whether or not asserted.

1.31 “Claims and Noticing Agent” means Prime Clerk LLC.

1.32 “Class” means each category of Holders of Claims or Interests established under Article II of the Plan pursuant to Bankruptcy Code section 1122.

1.33 “Compensation Plan Payments” means any payments provided for by the Order (I) Authorizing and Approving Debtors’ (A) Key Employee Incentive Plan, (B) Non-Insider Key Employee Retention Plan and (C) Severance Plan and (II) Granting Related Relief [Docket No. 868].

1.34 “Confirmation” means the entry, within the meaning of Bankruptcy Rules 5003 and 9021, of the Confirmation Order by the Bankruptcy Court.

1.35 “Confirmation Date” means the date upon which Confirmation occurs.

1.36 “Confirmation Hearing” means the hearing held by the Bankruptcy Court pursuant to Bankruptcy Code section 1128 to consider Confirmation, as such hearing may be adjourned or continued from time to time.

1.37 “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to Bankruptcy Code section 1129, which order shall be reasonably acceptable in form and substance to the Debtors and the Requisite Consenting Parties, in consultation with the Creditors Committee.

1.38 “Consenting Noteholders” means, collectively, the Initial Consenting Noteholders and the Additional Consenting Noteholders.

1.39 “Consenting Noteholders’ Advisors” means (i) Stroock & Stroock & Lavan LLP, as lead counsel for the Consenting Noteholders; (ii) Young Conaway Stargatt & Taylor LLP, as local counsel for the Consenting Noteholders; (iii) Goodmans LLP, as Canadian local counsel for the Consenting Noteholders; (iv) one Nevada local counsel for the Consenting Noteholders (if applicable); and (v) Houlihan Lokey, Inc., as financial advisor to the Consenting Noteholders.

1.40 “Convenience Claim” means any Allowed Unsecured Claim (i) asserted in an amount less than or equal to $500,000, unless the Claim Holder has properly made the New Common Stock Election on a properly cast Ballot or (ii) asserted in an amount greater than $500,000, for which the Claim Holder has properly made the Convenience Claim Election on a properly cast Ballot.

1.41 “Convenience Claim Distribution” means Cash in the amount of $2,750,000, which amount shall be used to make distributions to Holders of Allowed Unsecured Claims (i) asserted in an amounts less than or equal to $500,000, unless the Claim Holder has properly made the New Common Stock Election on a properly cast Ballot or (ii) asserted in an amount greater than $500,000, for which the Claim Holder has properly made the Convenience Claim Election on a properly cast Ballot.

1.42 “Convenience Claim Election” means the election available to a Holder of an Allowed Unsecured Claim asserted in an amount greater than $500,000 to opt to receive its Pro Rata share of the Convenience Claim Distribution in full and complete satisfaction, discharge and release of such Allowed Unsecured Claim; provided, that in making such election, the Holder of such Allowed Unsecured Claim has agreed, to the extent such Holder’s Allowed Unsecured Claim is for an amount greater than $500,000, to reduce the amount of such Allowed Unsecured Claim for purposes of voting and distributions under the Plan to $500,000; provided, further, that each Holder of a Capital Lease Deficiency Claim shall aggregate its Capital Lease Deficiency Claims and be deemed to have one Claim for purposes of making a Convenience Claim Election.

1.43 “Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of May 8, 2014 (as may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof), among ANV, the Administrative Agent, the Initial Secured Lenders, as co-collateral agents, and the lenders party thereto.

1.44 “Creditors Committee” means the official committee of unsecured creditors appointed by the U.S. Trustee pursuant to Bankruptcy Code section 1102(a), as it may be reconstituted from time to time.

1.45 “Creditor Representative” means the creditor representative that shall be selected by the Creditors Committee and identified in the Plan Supplement.

1.46 “Creditor Representative Reserve Account” means an account that shall be created on the Effective Date and funded with $250,000 in Cash that shall be reserved and escrowed for the benefit of the Creditor Representative and his/her professionals pending completion of the Creditor Representative’s duties as set forth in Article 4.15 of the Plan.

1.47 “Cross Currency Swap Claims” means all Allowed Claims arising under the Cross Currency Swaps.

1.48 “Cross Currency Swaps” means, collectively, (i) the Scotiabank Cross Currency Swap; (ii) the NBC Cross Currency Swap; and (iii) the SocGen Cross Currency Swap.

1.49 “Debtors” means, collectively, Allied Nevada Gold Corp., Allied Nevada Gold Holdings LLC, Allied VGH Inc., Allied VNC Inc., ANG Central LLC, ANG Cortez LLC, ANG Eureka LLC, ANG North LLC, ANG Northeast LLC, ANG Pony LLC, Hasbrouck Production Company LLC, Hycroft Resources & Development, Inc., Victory Exploration Inc., and Victory Gold Inc.

1.50 “Diesel Swap Claims” means all Claims arising under the Diesel Swaps.

1.51 “Diesel Swaps” means all financial swaps between ANV and Scotiabank, other than the Scotiabank Cross Currency Swap (in each case, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof).

1.52 “DIP Agent” means Wilmington Savings Fund Society, FSB, in its capacity as administrative agent and collateral agent under the DIP Facility.

1.53 “DIP Backstop Lenders” means affiliates of and/or related funds or other vehicles of Aristeia Capital LLC, CI Investments, Guardian Capital, Mudrick Capital Management, LP, Newport Global Advisors, Third Avenue Management LLC, Whitebox Advisors LLC and Wolverine Asset Management, LLC.

1.54 “DIP Credit Agreement” means that certain Secured Multiple Draw Debtor-in-Possession Credit Agreement, dated as of March 12, 2015, among the Debtors, the DIP Agent, and the DIP Lenders and any and all other loan documents evidencing obligations of the Debtors arising thereunder, including any and all guaranty, security and collateral documents, in each case as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

1.55 “DIP Facility” means the $78,000,000.00 debtor in possession credit facility established pursuant to the DIP Credit Agreement and approved by the Bankruptcy Court pursuant to the DIP Facility Order.

1.56 “DIP Facility Claims” means the Claims of the DIP Agent and the DIP Lenders arising under the DIP Credit Agreement and the DIP Facility Order (including all accrued and unpaid interest on the loans made under the DIP Facility).

1.57 “DIP Facility Consideration” means Cash equal to the aggregate amount of all loans and other monetary obligations owed by the Debtors to the DIP Agent and/or the DIP Lenders under the DIP Credit Agreement and/or pursuant to the DIP Facility Order that are unpaid as of the Effective Date, including, without limitation, (a) the aggregate outstanding principal amount of the outstanding loans under the DIP Facility at par (including any interest thereon that was previously paid-in-kind), (b) all accrued and unpaid interest on the loans under the DIP Facility, (c) the 4.0% PIK Put Option Payment, and (d) the 3.0% Backstop Put Option Payment, provided that the DIP Facility Consideration shall be paid solely from the proceeds of the New Second Lien Convertible Notes.

1.58 “DIP Facility Order” means, as applicable, the Interim Order: (I) Pursuant to 11 U.S.C. §§ 105, 361, 362, 363 and 364 Authorizing the Debtors to (A) Obtain Postpetition Financing, (B) Grant Liens and Superpriority Administrative Expense Status, (C) Use Cash Collateral of Prepetition Secured Parties, and (D) Grant Adequate Protection to Prepetition Secured Parties; (II) Scheduling a Final Hearing Pursuant to Bankruptcy Rules 4001(b) and 4001(c); and (III) Granting Related Relief [Docket No. 70] and the Final Order: (I) Pursuant to 11 U.S.C. §§ 105, 361, 362, 363 and 364 Authorizing the Debtors to (A) Obtain Postpetition Financing, (B) Grant Liens and Superpriority Administrative Expense Status, (C) Use Cash Collateral of Prepetition Secured Parties, and (D) Grant Adequate Protection to Prepetition Secured Parties; and (II) Granting Related Relief [Docket No. 218].

1.59 “DIP Lenders” means the lenders and financial institutions from time to time party to the DIP Facility and defined as “Lenders” thereunder.

1.60 “Disclosure Statement” means the disclosure statement for the Plan (including, without limitation, all exhibits and schedules thereto), as amended, supplemented or modified from time to time, that was approved by the Bankruptcy Court pursuant to the Disclosure Statement Order and prepared and distributed to those creditors entitled to vote on the Plan in accordance with Bankruptcy Code section 1126(b), Bankruptcy Rule 3018, and other applicable law.

1.61 “Disclosure Statement Order” means the order of the Bankruptcy Court approving the Disclosure Statement and the Solicitation.

1.62 “Disputed” means, with respect to any Claim or Interest, any: (a) Claim that is listed on the Schedules as unliquidated, disputed or contingent; (b) Claim or Interest as to which the Debtors or any other party in interest have interposed a timely objection or request for estimation in accordance with the Bankruptcy Code, the Bankruptcy Rules and any orders of the Bankruptcy Court or which is otherwise disputed by the Debtors in accordance with applicable law, which objection, request for estimation or dispute has not been withdrawn or determined by a Final Order; (c) Claim evidenced by a Proof of Claim which amends a Claim scheduled by the Debtors as contingent, unliquidated, or disputed, with respect to which the Debtors or any other party in interest have interposed a timely objection or request for estimation in accordance with the Bankruptcy Code, the Bankruptcy Rules and any orders of the Bankruptcy Court or which is otherwise disputed by the Debtors in accordance with applicable law, which objection, request for estimation or dispute has not been withdrawn or determined by a Final Order; (d) Claim for which a Proof of Claim has been filed in an unliquidated amount; or (e) Claim or Interest that is not an Allowed Claim or Allowed Interest.

1.63 “Distribution Agent” means the Reorganized Debtors or a distribution agent selected by the Reorganized Debtors, as applicable, pursuant to Article 7.1 of the Plan.

1.64 “Distribution Date” means the date upon which the initial distributions will be made to Holders of Allowed Claims and Allowed Interests pursuant to Article 7.1 of the Plan.

1.65 “Distribution Record Date” means, with respect to Notes Claims and Existing Equity Interests, the Effective Date or as soon thereafter as reasonably practicable and, with respect to all other Claims, the Confirmation Date.

1.66 “Effective Date” means the date on which the Plan shall take effect, which date shall be a Business Day on or after the Confirmation Date on which (a) no stay of the Confirmation Order is in effect and (b) the conditions to the effectiveness of the Plan specified in Article 8.1 of the Plan have been satisfied, or if capable of being waived, waived in accordance with the terms of the Plan.

1.67 “Eligible Holder” means a holder of New Warrants that is an Accredited Investor.

1.68 “Equity Committee” means the official committee of equity security holders appointed by the U.S. Trustee pursuant to Bankruptcy Code section 1102(a), as it may be reconstituted from time to time.

1.69 “Estate” means, as to each Debtor, the estate created for that Debtor in its Chapter 11 Case pursuant to Bankruptcy Code section 541.

1.70 “Estimated Amount” has the meaning set forth in Article 6.4 of the Plan.

1.71 “Excess Cash Flow” means, for any period and without duplication, (a) the Debtors’ or Reorganized Debtors’, as applicable, net Cash provided by operating activities during such period (as determined in accordance with GAAP); minus (b) solely to the extent clause (a) is not reduced thereby for such period, Cash capital expenditures during such period (as determined in accordance with GAAP) which are consistent with the Debtors’ “suspension plan” (other than capital expenditures related to the development of the sulfide demonstration plant) in an amount not to exceed $100,000 in the aggregate in any fiscal month; minus (c) solely to the extent clause (a) is not reduced thereby for such period, the repayment of obligations owed under the Jacobs Agreements during such period to the extent such payments are not prohibited by the New First Lien Term Loan Credit Facility, provided that such payments shall not exceed $4.0 million in April 2016 and $1,189,706 in October 2016; minus (d) solely to the extent that any Specified Asset Sale made during such period increases clause (a) hereof for such period, an amount equal to the net proceeds of such Specified Asset Sale which so increases clause (a) hereof and which are used to make mandatory prepayments of Secured ABL Claims, Secured Swap Claims and/or New First Lien Term Loans during such period; minus (e) solely to the extent clause (a) is not reduced thereby for such period, (i) required or scheduled payments in respect of capital lease obligations and/or equipment financings paid during such period not to exceed $400,000 in the aggregate for such period, (ii) any scheduled Cash fees (other than Fees) or Cash interest paid in respect of the Secured ABL Claims, Secured Swap Claims and any New First Lien Term Loans during such period and (iii) any Fees during such period; provided that any such Fees, when taken together with all Fees paid to such persons on or after August 1, 2015, do not exceed $15.0 million in the aggregate; plus (f) solely to the extent clause (a) is reduced thereby for such period, (i) payments in respect of capital lease obligations and/or equipment financings paid during such period to the extent such payments (x) exceed $400,000 in the aggregate for such period or (y) are voluntary or otherwise paid prior to the date due and payable under the terms thereof as of the date of execution of the Amended and Restated Restructuring Support Agreement, (ii) any Cash fees or Cash interest paid in respect of indebtedness during such period (other than indebtedness consisting of the Secured ABL Claims, Secured Swap Claims and/or any New First Lien Term Loans), and (iii) any Fees paid during such period which, when taken together with all Fees paid on or after August 1, 2015, exceed $15.0 million in the aggregate.

1.72 “Excluded Benefits” means, with respect to any Officers’ Employment Agreement, any (i) equity, incentive or other bonus that may be payable under such Officers’ Employment Agreement, (ii) payments or benefits that may be payable or provided following a “change in control,” “triggering event” or phrase of a similar nature, or (iii) severance or other benefits that may be payable or provided following a termination of the applicable officer’s employment with any of the Debtors (other than unpaid base salary, expense reimbursements, vacation days accrued prior to termination, long term disability and life insurance), including, without limitation, any continued payment of base salary or any multiple thereof, bonus for the year in which such officer is terminated, premiums for continuation of health coverage and vesting of equity.

1.73 “Excluded Matters” means (i) the Reorganized Debtors’ organizational matters (including any certificates of formation, articles of incorporation, bylaws, limited liability company agreements, partnership agreements, stockholders’ agreements, registration rights agreements, investor rights agreements, other organizational documents, and any other comparable documents or agreements), (ii) the Reorganized Debtors’ corporate governance matters (including matters related to boards of directors and comparable governing bodies and appointment rights, indemnification and fiduciary duties, and procedural matters with respect thereto), (iii) the New Common Stock, the New Warrants or any other equity or rights convertible into equity of the Reorganized Debtors, (iv) the Schedule of Assumed Executory Contracts and Unexpired Leases, (v) employment agreements, employee benefit plans, compensation arrangements, severance arrangements and any other agreement, plan, arrangement, program, policy or other arrangement relating to employment-related matters, and/or (vi) any other matters, agreements, or documents governing rights and obligations solely as between the Reorganized Debtors and the holders of any Securities in any of the Reorganized Debtors (in their capacity as such), in each case, unless (A) materially adverse to the Secured Lenders or (B) related to (x) the Secured Lenders, the Credit Agreement, the Swaps, the treatment of the Secured ABL Claims or the Secured Swap Claims; (y) any documentation relating to the DIP Facility, the New First Lien Term Loan Credit Facility, New Intercreditor Agreement, or the Exit Facility; or (z) any other documentation relating to the use of cash collateral or any exit financing.

1.74 “Exculpated Parties” means each of the following solely in their capacity as such: (a) the Debtors; (b) the Debtors’ officers, managers, directors, employees, financial advisors, attorneys, accountants, consultants, and other Professionals; (c) the Creditors Committee’s members, financial advisors, attorneys, accountants, consultants, and other Professionals; and (d) the Equity Committee’s current members, financial advisors, attorneys, accountants, consultants, and other Professionals, excluding the Prior Equity Committee Advisors, in each case in their capacity as such, and only if serving in such capacity, on or any time after the Petition Date and through the Effective Date.

1.75 “Exercise Price” has the meaning set forth in Article 4.3(b) of the Plan.

1.76 “Exhibit” means an exhibit annexed to the Plan, to any Plan Supplement, or to the Disclosure Statement.

1.77 “Existing Equity Interests” means the existing common stock of ANV.

1.78 “Existing Equity Interests Treatment Term Sheet” means the term sheet attached as Exhibit A to the Notice of Agreements in Principle with Official Committee of Unsecured Creditors and Official Committee of Equity Security Holders [Docket No. 864].

1.79 “Exit Facility” means the post-Effective Date exit financing for Reorganized ANV in the form of New Second Lien Convertible Notes issued pursuant to the New Second Lien Convertible Notes Definitive Agreement.

1.80 “Exit Facility Commitment” means the several (and not joint nor joint and several) commitments from the Exit Facility Lenders set forth in, and subject to the terms and conditions of, the Exit Facility Commitment Letter and the Restructuring Term Sheet to purchase the New Second Lien Convertible Notes in an original aggregate principal amount equal to the greater of (a) an amount sufficient for Reorganized ANV to have at least $8.0 million of Cash on the Effective Date after giving pro forma effect to, without duplication, (i) all Cash payments to be made under (A) the Plan or (B) an order of the Bankruptcy Court, in each case whether paid on or in connection with the Effective Date (excluding, for the avoidance of doubt, New First Lien Term Loan Excess Cash Flow Payments), (ii) the payment of all Fees accrued through and including the Effective Date and (iii) the payment of any Compensation Plan Payments and (b) an amount such that the aggregate amount of (i) the Cash proceeds of the DIP Facility received by the Debtors prior to the Effective Date plus (ii) the Cash proceeds of the Exit Facility not used to pay the DIP Facility Consideration equals $65.0 million; provided, however, that in no event shall the Exit Facility Lenders be obligated to fund amounts under clause (a) above which would cause the aggregate principal amount of the New Second Lien Convertible Notes issued pursuant to the Exit Facility on the Effective Date to exceed $80.0 million.

1.81 “Exit Facility Commitment Letter” means the letter agreement, dated as of July 23, 2015, by and between the Debtors and the Exit Facility Lenders, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and the Exit Facility Commitment Order.

1.82 “Exit Facility Commitment Order” means a Final Order of the Bankruptcy Court approving the terms of the Exit Facility Commitment Letter, which order shall be in form and substance acceptable to the Debtors and the Requisite Exit Facility Lenders and may be the RSA Order, the Disclosure Statement Order or the Confirmation Order.

1.83 “Exit Facility Lenders” means affiliates of and/or related funds or other vehicles of Aristeia Capital LLC, Highbridge Capital Management, LLC, Mudrick Capital Management, LP, USAA Asset Management, Whitebox Advisors LLC and Wolverine Asset Management LP.

1.84 “Exit Facility Lenders’ Advisors” means (i) Stroock & Stroock & Lavan LLP, as lead counsel for the Exit Facility Lenders; (ii) Young Conaway Stargatt & Taylor LLP, as local counsel for the Exit Facility Lenders; (iii) Goodmans LLP, as Canadian local counsel for the Exit Facility Lenders; (iv) one Nevada local counsel for the Exit Facility Lenders (if applicable); and (v) Houlihan Lokey, Inc., as financial advisor to the Exit Facility Lenders.

1.85 “Fees” means all fees or expenses paid by the Debtors or Reorganized Debtors to advisors, consultants, attorneys or other professionals (whether of the Debtors or Reorganized Debtors or any stakeholder or otherwise).

1.86 “Final Order” means (a) an order or judgment of the Bankruptcy Court or any other court or adjudicative body as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending, or (b) in the event that an appeal, writ of certiorari, reargument, or rehearing thereof has been taken or sought, such order of the Bankruptcy Court or any other court or adjudicative body shall have been affirmed by the highest court to which such order was appealed, or certiorari has been denied, or from which reargument or rehearing was sought, and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, that no order shall fail to be a Final Order solely because of the possibility that a motion pursuant to Bankruptcy Code section 502(j), Rule 59 or Rule 60 of the Federal Rules of Civil Procedure or Bankruptcy Rule 9024 may be filed with respect to such order.

1.87 “GAAP” means generally accepted accounting principles as in effect in the United States from time to time.

1.88 “General Bar Date” means the deadline to file an original, written Proof of Claim against a Debtor except as otherwise provided in the Bar Date Order, or June 24, 2015 at 4:00 p.m. (Prevailing Eastern Time).

1.89 “General Unsecured Claim” means any Claim that is not an Administrative Expense Claim, Professional Fee Claim, Priority Claim, DIP Facility Claim, Prepetition Secured Debt Claim, Other Secured Claim, Swap Deficiency Claim, Notes Claim, Capital Lease Deficiency Claim, Intercompany Claim or Subordinated Securities Claim.

1.90 “Gordian” means Gordian Group LLC.

1.91 “Holder” means a holder of a Claim against or Interest in a Debtor.

1.92 “Hycroft” means Hycroft Resources & Development, Inc.

1.93 “Impaired” means impaired within the meaning of Bankruptcy Code section 1124.

1.94 “Indemnity Obligations” has the meaning set forth in Article 5.9 hereof.

1.95 “Indenture” means that certain indenture, dated as of May 25, 2012, between ANV and the Indenture Trustee, as may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

1.96 “Indenture Trustee” means Computershare Trust Company of Canada as trustee under the Indenture.

1.97 “Initial Consenting Noteholders” means each of the beneficial owners (or investment managers or advisors for such beneficial owners) of the Notes identified on the signature pages to the Original Restructuring Support Agreement as of the Original Restructuring Support Effective Date, together with any of their respective successors and permitted assigns under the Original Restructuring Support Agreement or the Amended and Restated Restructuring Support Agreement that are affiliates or related funds of such Persons.

1.98 “Initial Secured Lenders” means Scotiabank and Wells Fargo.

1.99 “Intercompany Claim” means any Claim held by a Debtor or any Non-Debtor Affiliate against any Debtor.

1.100 “Intercompany Interests” means Interests in any Debtor held by another Debtor.

1.101 “Interest” means the common stock, limited partnership interests, limited liability company interests, and any other equity, ownership, or profits interests issued by any Debtor and options, warrants, rights, or other securities or agreements to acquire the common stock, limited partnership interests, limited liability company interests, or other equity, ownership, or profits interests issued by any Debtor (whether or not arising under or in connection with any employment agreement).

1.102 “Jacobs Agreements” means, collectively, (i) Section 1 of that certain Release and Settlement Agreement, dated October 15, 2014, between Jacobs Field Services and Hycroft; (ii) Section 1 of that certain Promissory Note, dated as of October 15, 2014, made by Hycroft in favor of Jacobs Field Services; and (iii) that certain Guarantee, dated as of October 15, 2014, made by ANV for the benefit of Hycroft and Jacobs Filed Services.

1.103 “Jacobs Field Services” means Jacobs Field Services North America Inc.

1.104 “Joinder Agreement” means a joinder agreement substantially in the form attached to the Amended and Restated Restructuring Support Agreement as Exhibit B thereto, which may be executed after the Restructuring Support Effective Date.

1.105 “Lien” has the meaning set forth in Bankruptcy Code section 101(37).

1.106 “Liquidity Event” means the consummation of (i) a sale, conveyance or disposition of all or substantially all of the assets of the Reorganized Debtors and any direct and/or indirect subsidiaries of Reorganized ANV taken as a whole (including by or through the sale or other disposition of the outstanding capital stock or other outstanding equity interests of, or reorganization, merger, share exchange, consolidation or other business combination involving, any direct and/or indirect subsidiary or subsidiaries of Reorganized ANV, if (A) substantially all of the assets of the Reorganized Debtors and any direct and/or indirect subsidiaries of Reorganized ANV, taken as a whole, are held by such subsidiary or subsidiaries and (B) immediately after any such transaction either (1) Reorganized ANV’s stockholders as of immediately prior to such transaction and their Affiliates own, directly or indirectly (including by or through Reorganized ANV or any other entity), an aggregate of 10% or less of the total voting power of the Voting Securities of such subsidiary or subsidiaries, or (2) an aggregate of 90% or more of the total voting power of the Voting Securities of such subsidiary or subsidiaries is owned, directly or indirectly, by Persons that owned in the aggregate 5% or less of the total voting power of the Voting Securities of Reorganized ANV as of immediately prior to such transaction or Affiliates of such Persons, provided, however, that this clause (2) shall not apply if any of the Persons described in this clause (2) are Restricted Persons (as defined below)), in any case under this clause (i), to or with an Eligible Party (as defined below), (ii) a reorganization, merger, share exchange, consolidation or other business combination of Reorganized ANV with or into any other entity in which transaction either (a) Reorganized ANV’s stockholders as of immediately prior to such transaction and their Affiliates own, directly or indirectly, immediately after such transaction an aggregate of 10% or less of the total voting power of the Voting Securities of Reorganized ANV or, if Reorganized ANV is not the acquiring, resulting or surviving entity in such transaction, such other entity, or (b) Persons that owned in the aggregate 5% or less of the total voting power of the Voting Securities of Reorganized ANV as of immediately prior to such transaction, or Affiliates of such Persons, own immediately after such transaction an aggregate of 90% or more of the total voting power of the Voting Securities of Reorganized ANV or, if Reorganized ANV is not the acquiring, resulting or surviving entity in such transaction, such other entity, provided, however, that this clause (b) shall not apply if any of the Persons described in this clause (b) are Restricted Persons, or (iii) the sale or other disposition (in one transaction or a series of related transactions) of outstanding Voting Securities of Reorganized ANV representing in the aggregate 90% or more of the total voting power of the Voting Securities of Reorganized ANV (after giving effect to such sale or other disposition) to any Person or “group” (as such term is used in Section 13(d)(3) of the Securities Exchange Act) of Persons, but only if as of immediately following such sale or other disposition Reorganized ANV would constitute an Eligible Party as defined below. For purposes of determining Reorganized ANV’s stockholders as of immediately prior to any transaction that is described in clause (i), (ii) or (iii) above, if any such transaction is consummated through a series of related transactions (including a combination of different types or forms of transactions described in any of clauses (i), (ii) or (iii) above), then such determination shall be made as of immediately prior to the first transaction in such series of related transactions. For purposes of this definition, “Eligible Party” means any entity in which, as of immediately after the corresponding Liquidity Event transaction, either (1) Reorganized ANV’s stockholders as of immediately prior to such transaction and their Affiliates own, directly or indirectly (including by or through Reorganized ANV or any other entity), an aggregate of 10% or less of the total voting power of the Voting Securities of such entity, or (2) an aggregate of 90% or more of the total voting power of the Voting Securities of such entity is owned, directly or indirectly, by Persons that owned in the aggregate 5% or less of the total voting power of the Voting Securities of Reorganized ANV as of immediately prior to such transaction or Affiliates of such Persons, provided, however, that this clause (2) shall not apply if any of the Persons described in this clause (2) are Restricted Persons. For purposes of this definition, “Restricted Person” means any Person who is (I) a member, or has the right to appoint or designate a member, of the board of directors (or similar governing body) of the Reorganized Debtors or of any direct and/or indirect subsidiary of Reorganized ANV, (II) a member of management of the Reorganized Debtors or of any direct and/or indirect subsidiary of Reorganized ANV, (III) a Consenting Noteholder who owned Notes as of immediately prior to the Effective Date, or (IV) any Affiliate of any Person described in (I), (II), or (III).

1.107 “Management Incentive Plan” means the post-Effective Date Cash management incentive plan that the New Board will be authorized to, and shall, implement on the terms set forth in the Plan Supplement and consistent with the presentation dated July 2, 2015 prepared by the Debtors’ compensation consultant and provided to the Consenting Noteholders’ Advisors (unless otherwise agreed to by the Debtors, the Requisite Consenting Noteholders and the Requisite Exit Facility Lenders).

1.108 “National Securities Exchange” means, if the Requisite Consenting Noteholders and the Requisite Exit Facility Lenders elect to require Reorganized ANV to list the New Common Stock, any national securities exchange registered with the Securities Exchange Commission under Section 6(a) of the Securities Exchange Act that is selected by the Requisite Consenting Noteholders and the Requisite Exit Facility Lenders, with the consent of the Debtors or Reorganized Debtors (not to be unreasonably withheld), as applicable.

1.109 “NBC Cross Currency Swap” means the cross currency swap transaction subject to the ISDA 2012 Master Agreement, dated as of October 19, 2012, between ANV and National Bank of Canada, as amended, supplemented or otherwise modified from time to time, together with all schedules, exhibits and annexes thereto.

1.110 “New Board” means the board of directors of Reorganized ANV.

1.111 “New Board Member” means a member of the New Board appointed as of the Effective Date.

1.112 “New Common Stock” means the class or classes of common stock issued by Reorganized ANV on the Effective Date, which shall be deemed validly issued, fully paid and non-assessable.

1.113 “New Common Stock Election” means the election available to a Holder of an Allowed Unsecured Claim asserted in an amount less than or equal to $500,000 to opt to receive its Pro Rata share of the New Common Stock, subject to dilution on account of: (i) the conversion of the New Second Lien Convertible Notes and (ii) the exercise of the New Warrants, in full and complete satisfaction, discharge and release of such Allowed Unsecured Claim.

1.114 “New First Lien Term Loan Asset Sales” means, on and after the Effective Date, the sale of (i) assets currently identified as Held for Sale on the Balance Sheet (as defined in the Amended and Restated Restructuring Support Agreement) and (ii) other asset sales and dispositions (other than sales of gold and silver inventory in the ordinary course of business).

1.115 “New First Lien Term Loan Credit Agreement” means the credit agreement that Reorganized ANV will enter into on the Effective Date, in form and substance consistent with the Amended and Restated Restructuring Support Agreement and Restructuring Term Sheet and otherwise as reasonably negotiated by the Debtors, the Requisite Consenting Noteholders and the Requisite Secured Lenders, pursuant to which Reorganized ANV will incur, and all of the direct and indirect domestic subsidiaries of Reorganized ANV will guarantee, the New First Lien Term Loans.

1.116 “New First Lien Term Loan Credit Facility” means the credit facility for Reorganized ANV in the form of New First Lien Term Loans incurred pursuant to the New First Lien Term Loan Credit Agreement.

1.117 “New First Lien Term Loan Excess Cash Flow Payments” means the payments to be made within 21 days after the end of each New First Lien Term Loan Excess Cash Flow Period, until the maturity of the New First Lien Term Loan Credit Facility, pursuant to which the Reorganized Debtors shall prepay the New First Lien Term Loans on a pro rata basis in an amount equal to the New First Lien Term Loan Excess Cash Flow Payment Amount for such New First Lien Term Loan Excess Cash Flow Period; provided, however, that each New First Lien Term Loan Excess Cash Flow Payment is subject to reduction equal to the greater of the New First Lien Term Loan Excess Cash Flow Period-End Reduction and the New First Lien Term Loan Excess Cash Flow Payment Date Reduction (it being understood and agreed, for the avoidance of doubt, that if both the New First Lien Term Loan Excess Cash Flow Period-End Reduction and the New First Lien Term Loan Excess Cash Flow Payment Date Reduction are applicable, then the amount Reorganized ANV shall have to pay in respect of the New First Lien Term Loan Excess Cash Flow Payment Amount shall be equal to the lesser of (x) the amount calculated after taking into account the New First Lien Term Loan Excess Cash Flow Period-End Reduction and (y) the amount calculated after taking into account the New First Lien Term Loan Excess Cash Flow Payment Date Reduction), provided, further, that the amount of any such reduction pursuant to the foregoing proviso shall be automatically due and payable on the first day after the date of the applicable New First Lien Term Loan Excess Cash Flow Payment on which the Reorganized Debtors have greater than $7.5 million of Cash on hand (such that any Cash on hand in excess of $7.5 million shall be used to repay New First Lien Term Loans on such day in an amount not to exceed the applicable reduction).

1.118 “New First Lien Term Loan Excess Cash Flow Payment Amount” means, for any New First Lien Term Loan Excess Cash Flow Period, (x) 50% of Excess Cash Flow for such New First Lien Term Loan Excess Cash Flow Period minus (y) the amount of voluntary prepayments of the New First Lien Term Loans made during such New First Lien Term Loan Excess Cash Flow Period (it being understood that the New First Lien Term Loans shall be incurred on the Effective Date in accordance with Article 4.10 of the Plan and, accordingly, no such voluntary prepayments of New First Lien Term Loans can occur prior to the Effective Date).

1.119 “New First Lien Term Loan Excess Cash Flow Payment Date Reduction” means if on the date of such New First Lien Term Loan Excess Cash Flow Payment Reorganized ANV will have less than $4.0 million of Cash on hand on such date after giving effect to such New First Lien Term Loan Excess Cash Flow Payment, a reduction of such New First Lien Term Loan Excess Cash Flow Payment in an amount equal to the amount that will result in Reorganized ANV having at least $4.0 million of Cash on hand on such date.

1.120 “New First Lien Term Loan Excess Cash Flow Period” means each fiscal month ended after the end of the Secured ABL/Swap Claims Excess Cash Flow Period, until the maturity of the New First Lien Term Loan Credit Facility.

1.121 “New First Lien Term Loan Excess Cash Flow Period-End Reduction” means if on the last day of the applicable New First Lien Term Loan Excess Cash Flow Period Reorganized ANV would have had less than $7.5 million of Cash on hand on a pro forma basis after giving effect to such New First Lien Term Loan Excess Cash Flow Payment had such payment been made on such date, a reduction of such New First Lien Term Loan Excess Cash Flow Payment in an amount equal to the maximum amount that would have resulted in the Reorganized ANV having at least $7.5 million of Cash on hand on such date, had such New First Lien Term Loan Excess Cash Flow Payment been made on such date.

1.122 “New First Lien Term Loans” means the new loans incurred by Reorganized ANV pursuant to the New First Lien Term Loan Credit Facility.

1.123 “New Intercreditor Agreement” means that certain Intercreditor Agreement to be entered into on the Effective Date by and among the agent under the New First Lien Term Loan Credit Facility, and the trustee, agent or similar representative of the Exit Facility Lenders under the New Second Lien Convertible Notes Definitive Agreement, governing, among other things, the respective rights, remedies, and priorities of Claims and Liens held by such parties, or any similar or related agreement (and as the same may have been modified, amended, or restated), which shall be in form and substance consistent with the Amended and Restated Restructuring Support Agreement and Restructuring Term Sheet and otherwise in form and substance reasonably satisfactory to the Debtors, the Requisite Secured Lenders and the Requisite Exit Facility Lenders and a substantially final form of which shall be included in the Plan Supplement.

1.124 “New Organizational Documents” means any amended certificates of formation, bylaws, stockholders’ agreement, registration rights agreement or other operating agreements as may be necessary for the Reorganized Debtors, which shall be in form and substance reasonably acceptable to the Debtors, the Requisite Consenting Noteholders and the Requisite Exit Facility Lenders, in consultation with the Creditors Committee, and substantially final forms of which shall be included in the Plan Supplement.

1.125 “New Second Lien Convertible Notes” means the second lien convertible notes issued by Reorganized ANV pursuant to the New Second Lien Convertible Notes Definitive Agreement.

1.126 “New Second Lien Convertible Notes Definitive Agreement” means (i) the Note Purchase Agreement and (ii) if the Indenture Election occurs, the New Second Lien Convertible Notes Indenture.

1.127 “New Second Lien Convertible Notes Indenture” means, if the Requisite Exit Facility Lenders make the Indenture Election, the indenture pursuant to which Reorganized ANV will issue the New Second Lien Convertible Notes and all direct and indirect domestic subsidiaries of Reorganized ANV will guarantee the New Second Lien Convertible Notes, such indenture to be consistent with the terms set forth in the Exit Facility Commitment Letter and otherwise in form and substance (including affirmative and negative covenants and events of default) reasonably acceptable to the Requisite Exit Facility Lenders, the Requisite Consenting Noteholders and the Debtors.

1.128 “New Warrant Agreement” has the meaning set forth in Article 4.3(b) of the Plan.

1.129 “New Warrant Expiration Date” has the meaning set forth in Article 4.3(b) of the Plan.

1.130 “New Warrant Representative” has the meaning set forth in Article 4.3(b) of the Plan.

1.131 “New Warrant Representative Compensation” means the fees and expenses of the New Warrant Representative, which shall be limited to (i) $50,000 minus (ii) the amount of fees and expenses that the Reorganized Debtors pay to Gordian in its capacity as investment banker to the Equity Committee.

1.132 “New Warrants” has the meaning set forth in Article 4.3(b) of the Plan.

1.133 “Non-Debtor Affiliates” means Allied Nevada Delaware Holdings Inc. and Allied Nevada (Cayman) Corp.

1.134 “Non-Insider KEIP” means the Debtors’ key employee incentive program approved by the Bankruptcy Court in connection with the Order (A) Authorizing and Approving the Debtors’ Key Employee Incentive Program and (B) Granting Related Relief [Docket No. 488].

1.135 “Note Purchase Agreement” means a note purchase agreement to be entered into on or prior to the Effective Date between the Exit Facility Lenders and the Debtors providing for, among other things, the purchase by the Exit Facility Lenders from Reorganized ANV, and the issuance and sale by Reorganized ANV to the Exit Facility Lenders, of the New Second Lien Convertible Notes contemplated by the Exit Facility Commitment Letter, and the guarantee of the New Second Lien Convertible Notes by all direct and indirect domestic subsidiaries of Reorganized ANV, such note purchase agreement to be consistent with the terms set forth in the Exit Facility Commitment Letter and otherwise in form and substance (including with respect to closing conditions, representations and warranties of the Debtors and affirmative and negative covenants and events of default applicable to the Debtors) acceptable to the Requisite Consenting Noteholders, the Requisite Exit Facility Lenders and the Debtors; provided, that, at the election of the Requisite Exit Facility Lenders (the “Indenture Election”), the New Second Lien Convertible Notes shall instead be issued pursuant to, and the terms therefor (including affirmative and negative covenants and events of default) shall be governed by, the New Second Lien Convertible Notes Indenture.

1.136 “Notes” means the 8.75% senior unsecured notes due 2019 issued by ANV pursuant to the Indenture.

1.137 “Notes Claims” means Claims arising under the Indenture or in respect of the Notes, which shall be Allowed Claims pursuant to the Plan in the aggregate amount of $324,154,778.00, including $316,640,000.00 in principal and $7,514,778.00 in accrued and unpaid interest as of the Petition Date.

1.138 “Officers’ Employment Agreements” mean the employment agreements between the Debtors and the current officers of the Debtors.

1.139 “Original Restructuring Support Agreement” means the restructuring support agreement, dated as of March 10, 2015 (including all exhibits, annexes and schedules attached thereto), as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, both as to substance and parties thereto, among the Debtors, the Initial Consenting Noteholders and the Initial Secured Lenders, a copy of which is attached as Exhibit 2 to the Declaration of Stephen M. Jones in Support of Chapter 11 Petitions and Various First Day Applications and Motions [Docket No. 16].

1.140 “Original Restructuring Support Effective Date” means March 10, 2015.

1.141 “Other Secured Claim” means a Secured Claim, other than a Prepetition Secured Debt Claim.

1.142 “Person” means any person, including, without limitation, any individual, partnership, joint venture, venture capital fund, association, corporation, union, limited liability company, limited liability partnership, unlimited liability company, trust, trustee, executor, administrator, legal personal representative, estate, group, unincorporated association or organization or governmental unit.

1.143 “Petition Date” means March 10, 2015.

1.144 “Plan” means this amended joint chapter 11 plan (including the Plan Supplement), either in its present form or as it may be altered, amended, modified or supplemented from time to time in accordance herewith, the Bankruptcy Code, the Bankruptcy Rules, the Amended and Restated Restructuring Support Agreement and the Exit Facility Commitment Letter and shall otherwise be in form and substance reasonably acceptable to the Requisite Consenting Parties.

1.145 “Plan Supplement” means one or more supplements to the Plan containing certain schedules, documents and/or forms of documents relevant to the implementation of the Plan (including without limitation the New Organizational Documents (including the Stockholders Agreement and the Registration Rights Agreement, if any such agreement is agreed to by the Debtors, the Requisite Consenting Noteholders and the Requisite Exit Facility Lenders), the Management Incentive Plan, Post-Emergence Key Employee Retention Plan, the New First Lien Term Loan Credit Agreement, the New Intercreditor Agreement, the New Second Lien Convertible Notes Definitive Agreement, the New Warrant Agreement, the identity of the New Board Members, the identity of and compensation for the officers of the Reorganized Debtors, the identity of the Creditor Representative, the identity of the New Warrant Representative, the Schedule of Assumed Executory Contracts and Unexpired Leases, and any other schedules, documents and/or forms of documents necessary to comply with Bankruptcy Code sections 1123(a)(7) and 1129(a)(5)), to be filed with the Bankruptcy Court no later than nine (9) days prior to the Voting Deadline, as amended, supplemented, or modified from time to time in accordance with the terms of the Plan, the Amended and Restated Restructuring Support Agreement, the Exit Facility Commitment Letter, the Bankruptcy Code and the Bankruptcy Rules and shall otherwise be in form and substance reasonably acceptable to the Debtors and the Requisite Consenting Parties in consultation with (i) the Creditors Committee, but only to the extent any documents or provision thereof may be deemed to affect the treatment of or distributions to the Holders of Unsecured Claims, to the extent such Holders of Unsecured Claims are not Consenting Noteholders, and (ii) the Equity Committee, but only to the extent any document or provision thereof may be deemed to affect the treatment of or distributions to Holders of Existing Equity Interests; provided, further, however, that any documents or provisions of such documents that are, or relate to, any of the Excluded Matters shall not be required to be reasonably acceptable to the Requisite Secured Lenders.

1.146 “Plan Support Parties” means, collectively, the Consenting Noteholders and the Secured Lenders.

1.147 “Post-Emergence Key Employee Retention Plan” means the post-Effective Date key employee retention and severance program that the New Board will be authorized to, and shall, implement on the terms set forth in the Plan Supplement and consistent with the presentation dated July 2, 2015 prepared by the Debtors’ compensation consultant and provided to the Consenting Noteholders’ Advisors (unless otherwise agreed to by the Debtors, the Requisite Consenting Noteholders and the Requisite Exit Facility Lenders).

1.148 “Prepetition Secured Debt Claims” means, collectively, the Secured ABL Claims and the Secured Swap Claims.

1.149 “Prior Equity Committee Advisors” means Susman Godfrey L.L.P., Ashby & Geddes, P.A., Peter J. Solomon Company, and Behre Dolbear Group, Inc.

1.150 “Priority Claim” means any Claim to the extent that it is of the kind described in, and entitled to priority under, Bankruptcy Code sections 507(a)(3), (4), (5), (6) or (8).

1.151 “Professional” means (a) any professional employed in these Chapter 11 Cases pursuant to Bankruptcy Code sections 327, 328 or 1103 and (b) any professional or other entity seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to Bankruptcy Code section 503(b)(4) excluding those entities entitled to compensation for services rendered after the Petition Date in the ordinary course of business pursuant to the Order Authorizing the Employment and Compensation of Professionals Utilized in the Ordinary Course of Business, Effective Nunc Pro Tunc to the Effective Date [Docket No. 196], as may be amended, modified, or supplemented by the Bankruptcy Court from time to time.

1.152 “Professional Fee Claims” means Administrative Expense Claims of a Professional for compensation for services rendered or reimbursement of costs, expenses, or other charges incurred on or after the Petition Date through and including the Effective Date.

1.153 “Proof of Claim” means a proof of Claim filed by a Holder of a Claim against any Debtor (as may be amended and supplemented from time to time pursuant to the Bankruptcy Code or Bankruptcy Rules) on or before the applicable Bar Date, or such other time as may be permitted by the Bankruptcy Court or agreed to by the Debtors with the consent of the Requisite Consenting Parties, which consent shall not be unreasonably withheld, or the Reorganized Debtors.

1.154 “Proof of Interest” means a proof of Interest filed by a Holder of an Interest in any Debtor (as may be amended and supplemented from time to time pursuant to the Bankruptcy Code or Bankruptcy Rules) on or before the applicable Bar Date, or such other time as may be permitted by the Bankruptcy Court or agreed to by the Debtors with the consent of the Requisite Consenting Parties, which consent shall not be unreasonably withheld, or the Reorganized Debtors.

1.155 “Pro Rata” means the proportion by dollar amount (with respect to an Allowed Claim) or amount (with respect to an Allowed Interest) that an Allowed Claim or Allowed Interest in a particular Class(es) bears to the aggregate dollar amount of Allowed Claims or aggregate amount of Allowed Interests in that Class(es), or the proportion by dollar amount (with respect to an Allowed Claim) or amount (with respect to an Allowed Interest) that an Allowed Claim or Allowed Interest entitled to share in the same recovery as other Allowed Claims or Allowed Interests bears to the aggregate dollar amount of Allowed Claims or aggregate amount of Allowed Interests entitled to share in that same recovery under the Plan. The definition of Pro Rata shall apply to Allowed DIP Facility Claims to the same extent and in the same manner as if DIP Facility Claims were classified in a Class under the Plan.

1.156 “Purchase Right” has the meaning set forth in Article 4.3(b) of the Plan.

1.157 “Registration Rights Agreement” means one or more registration rights agreements that may be entered into on the Effective Date between one or more of the Reorganized Debtors and certain holders of the New Common Stock and/or other securities of the Reorganized Debtors, such agreement(s) to be in form and substance reasonably acceptable to the Reorganized Debtors and such holders.

1.158 “Reinstated” means (a) leaving unaltered the legal, equitable and contractual rights to which a Claim or Interest entitles the Holder of such Claim or Interest so as to leave such Claim or Interest Unimpaired, or (b) notwithstanding any contractual provision or applicable law that entitles the Holder of such Claim or Interest to demand or receive accelerated payment of such Claim or Interest after the occurrence of a default, (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in Bankruptcy Code section 365(b)(2), (ii) reinstating the maturity of such Claim or Interest as such maturity existed before such default, (iii) compensating the Holder of a Claim or Interest for any damages incurred as a result of any reasonable reliance by such Holder of a Claim or Interest on such contractual provision or such applicable law, and (iv) not otherwise altering the legal, equitable, or contractual rights to which such Claim or Interest entitles the Holder of such Claim or Interest.

1.159 “Released Party” means each of the following solely in their capacity as such: (a) each Holder of Notes Claims who is a Consenting Noteholder; (b) the Indenture Trustee; (c) Scotiabank; (d) Wells Fargo; (e) each Holder of the Secured Swap Claims or Secured ABL Claims; (f) the DIP Agent; (g) the DIP Lenders; (h) the DIP Backstop Lenders; (i) the Exit Facility Lenders and any agent, trustee or similar representative of the Exit Facility Lenders under the Exit Facility; (j) the Creditors Committee and the members of the Creditors Committee; (k) with respect to the foregoing entities in clauses (a) through (j), their respective current or former directors, managers, officers, affiliates, partners, consultants, financial advisors, subsidiaries, principals, members, employees, agents, managed funds, representatives, attorneys and advisors, together with their successors and assigns; (l) the Equity Committee and the Equity Committee’s current members, financial advisors, attorneys, consultants and other Professionals, excluding the Prior Equity Committee Advisors, in each case in their capacity as such, and only if serving in such capacity; and (m) the Debtors’ officers, managers, directors, employees, financial advisors, attorneys, accountants, consultants, and other Professionals, in each case in their capacity as such, and only if serving in such capacity.

1.160 “Reorganized ANV” means, on and after the Effective Date, ANV reorganized under and pursuant to the Plan.

1.161 “Reorganized Debtors” means, on and after the Effective Date, collectively, all of the Debtors that are reorganized under and pursuant to the Plan.

1.162 “Requisite Consenting Noteholders” means, as of any date of determination, the Consenting Noteholders who own or control as of such date at least 50.01% in principal amount of the Notes owned or controlled by all of the Consenting Noteholders as of such date.

1.163 “Requisite Consenting Parties” means, collectively, the Requisite Consenting Noteholders, the Requisite Secured Lenders and the Requisite Exit Facility Lenders.

1.164 “Requisite Exit Facility Lenders” means, as of any date of determination, the Exit Facility Lenders who own or control as of such date at least 75% of the Exit Facility Commitment as of such date.

1.165 “Requisite Secured Lenders” means, as of any date of determination, the Secured Lenders who own or control as of such date at least 50.01% in principal amount of the Secured ABL Claims and Secured Swap Claims owned or controlled by all of the Secured Lenders, as of such date.

1.166 “Restructuring Documents” means all agreements, instruments, pleadings, orders or other documents (including all exhibits, schedules, supplements, appendices, annexes and attachments thereto) that are utilized to implement or effectuate, or that otherwise relate to, the Plan and/or the Restructuring Transaction, including, but not limited to, (i) the Plan Supplement, (ii) the Disclosure Statement and any motion seeking the approval thereof, (iii) the Disclosure Statement Order, (iv) the Confirmation Order, (v) the Ballots, the motion to approve the form of the Ballots and the Solicitation, and the order of the Bankruptcy Court approving the form of the Ballots and the Solicitation, (vi) any documentation relating to the DIP Facility, the New First Lien Term Loan Credit Facility, the New Intercreditor Agreement, the New Second Lien Convertible Notes Definitive Agreement, the New Warrant Agreement, the Exit Facility and the Exit Facility Commitment Letter, and (vii) any documentation relating to the use of cash collateral, distributions provided to the Holders of any Claims and Interests, any exit financing, organizational documents, shareholder-related agreements or other related documents, each of which shall contain terms and conditions materially consistent with the Plan and the Amended and Restated Restructuring Support Agreement and shall otherwise be in form and substance acceptable to the Debtors, the Requisite Consenting Noteholders, the Requisite Exit Facility Lenders and, as and to the extent required pursuant to the Amended and Restated Restructuring Support Agreement, the Requisite Secured Lenders.

1.167 “Restructuring Support Effective Date” means, as to each party to the Amended and Restated Restructuring Support Agreement, the date on which the Amended and Restated Restructuring Support Agreement becomes effective and binding on such party in accordance with the terms thereof.

1.168 “Restructuring Term Sheet” means that term sheet attached as Exhibit B to the Amended and Restated Restructuring Support Agreement.

1.169 “Restructuring Transaction” means the restructuring transactions for the Debtors in accordance with, and subject to the terms and conditions set forth in, the Plan.

1.170 “Retained Causes of Action” has the meaning set forth in Article 9.7 of the Plan.

1.171 “RSA Order” means the Final Order authorizing the Debtors’ assumption of the Amended and Restated Restructuring Support Agreement.

1.172 “Schedule of Assumed Executory Contracts and Unexpired Leases” means the schedule listing those executory contracts and unexpired leases to be assumed by the Debtors pursuant to the Plan and the proposed cure amounts, if any, related thereto, in the form filed as part of the Plan Supplement, as the same may be amended, modified, or supplemented from time to time, all of which shall be reasonably acceptable to the Requisite Consenting Noteholders and the Requisite Exit Facility Lenders.

1.173 “Schedules” means the schedules of assets and liabilities, schedules of executory contracts, and statements of financial affairs filed by the Debtors pursuant to Bankruptcy Code section 521, the Official Bankruptcy Forms and the Bankruptcy Rules, and any and all amendments thereto.

1.174 “Scotiabank” means The Bank of Nova Scotia.

1.175 “Scotiabank Cross Currency Swap” means the cross currency swap transaction subject to the ISDA 2012 Master Agreement, dated as of May 15, 2012, between ANV and Scotiabank, as amended, supplemented or otherwise modified from time to time, together with all schedules, exhibits and annexes thereto.

1.176 “Scotiabank Cross Currency Swap Claim” means the Claim arising from the Scotiabank Cross Currency Swap.

1.177 “Secured” means when referring to a Claim: (a) secured by a Lien on property in which an Estate has an interest, which Lien is valid, perfected and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to Bankruptcy Code section 553, to the extent of the value of the creditor’s interest in an Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to Bankruptcy Code section 506(a) or (b) Allowed as such pursuant to the Plan.

1.178 “Secured ABL $10MM Cash Payment” means payments in cash aggregating $10,000,000.00, in respect of the outstanding principal amount of the Secured ABL Claims as of the Petition Date that were made during the pendency of the Chapter 11 Cases.

1.179 “Secured ABL Claim” means a Claim arising under the Credit Agreement.

1.180 “Secured ABL/Swap Cash Payments” means payments in Cash aggregating an amount equal to the greater of (i) $25,000,000.00 and (ii) an amount equal to 100% of the net cash proceeds from the sale of, without duplication, exploration properties and Secured ABL/Swap Claims Asset Sales, in respect of the outstanding principal amount of the Secured ABL Claims and Secured Swap Claims as of the Petition Date that were made during the pendency of the Chapter 11 Cases or will be made on the Effective Date.

1.181 “Secured ABL/Swap Claims Asset Sales” means any sale of (i) assets currently identified as Held for Sale on the Balance Sheet (as defined in the Amended and Restated Restructuring Support Agreement) and (ii) other asset sales and dispositions (other than sales of gold and silver inventory in the ordinary course of business).

1.182 “Secured ABL/Swap Claims Excess Cash Flow Payment” means the Cash payment to be made to Holders of Secured ABL Claims and Secured Swap Claims on the Effective Date in an amount equal to 50% of the Excess Cash Flow in respect of the Secured ABL/Swap Claims Excess Cash Flow Payment Period.

1.183 “Secured ABL/Swap Claims Excess Cash Flow Payment Period” means the period beginning on August 1, 2015 and ending on the last day of the last full fiscal month ended on or prior to the date that is 21 days prior to the Effective Date.

1.184 “Secured Lenders” means the Initial Secured Lenders and any Successor Secured Lenders.

1.185 “Secured Lenders’ Advisors” means (i) Wachtell, Lipton, Rosen & Katz, as counsel to Scotiabank as administrative agent under the Credit Agreement; (ii) Morris, Nichols, Arsht & Tunnell LLP, as Delaware local counsel for the Secured Lenders; (iii) Fennemore Craig, P.C.; (iv) RPA Advisors, LLC, as financial advisor to the Secured Lenders; (v) JDS Energy & Mining USA LLC, as technical advisor to the Secured Lenders; (vi) McMillan LLP; and (vii) Fasken Martineau.

1.186 “Secured Swap Claims” means, collectively, the Scotiabank Cross Currency Swap Claim and the Diesel Swap Claims.

1.187 “Securities” means any instruments that qualify under section 2(a)(1) of the Securities Act, including the New Common Stock.

1.188 “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a-77aa, as now in effect or hereafter amended.

1.189 “Securities Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. §§ 78a – 78pp, as now in effect or hereafter amended.

1.190 “SocGen Cross Currency Swap” means the cross currency swap transaction subject to the ISDA 2012 Master Agreement, dated as of October 31, 2012, between ANV and Societe Generale, as amended, supplemented or otherwise modified from time to time, together with all schedules, exhibits and annexes thereto.

1.191 “Solicitation” means the solicitation of votes in connection with the Plan pursuant to Bankruptcy Code sections 1125 and 1126.

1.192 “Specified Asset Sales” means, collectively, the New First Lien Term Loan Asset Sales and the Secured ABL/Swap Claims Asset Sales.

1.193 “Specified Employee Benefits Programs” has the meaning set forth in Article 5.8 of the Plan.

1.194 “Stockholders Agreement” means a stockholders agreement for Reorganized ANV.

1.195 “Subordinated Securities Claims” means all Claims of the type described in and subject to subordination pursuant to Bankruptcy Code section 510(b).

1.196 “Successor Secured Lenders” means any successors and assigns of the Initial Secured Lenders under the Amended and Restated Restructuring Support Agreement.

1.197 “Swap Claims” means, collectively, the Cross Currency Swap Claims and the Diesel Swap Claims.

1.198 “Swap Deficiency Claims” means the unsecured portion of the Claims arising under the NBC Cross Currency Swap and the SocGen Cross Currency Swap, which shall be Allowed Claims pursuant to the Plan in the aggregate principal amount of $890,603.67 as of the Petition Date.

1.199 “Swaps” means the Cross Currency Swaps and the Diesel Swaps.

1.200 “Taxes” means any federal, state, county or local taxes, charges, fees, levies, other assessments, or withholding taxes or charges imposed by any governmental unit, and includes any interest and penalties (civil or criminal) on or additions to any such taxes and any expenses incurred in connection with the determination, settlement or litigation of any tax liability.

1.201 “Total Share Number” means, as of any time of exercise of the New Warrants, the sum of (without duplication) (i) the number of shares of New Common Stock that were issued and outstanding as of the Effective Date to the Holders of Unsecured Claims, (ii) the number of shares of New Common Stock that were issued upon conversion of the New Second Lien Convertible Notes prior to the time of such exercise and (iii) the number of shares of New Common Stock that are issuable upon full conversion of the amount of New Second Lien Convertible Notes outstanding as of the time of such exercise.

1.202 “Transaction Expenses” means all reasonable and documented fees, costs and expenses of the DIP Lenders and DIP Agent (including, without limitation, such parties’ professional fees and expenses and the fees and expenses of Houlihan Lokey Capital, Inc. in accordance with the terms of that certain engagement letter dated February 23, 2015), Consenting Noteholders’ Advisors, Secured Lenders’ Advisors, Exit Facility Lenders’ Advisors and the advisors to the trustee, agent or similar representative of the Exit Facility Lenders under the New Second Lien Convertible Notes Definitive Agreement, in each case, (i) in connection with the negotiation, formulation, preparation, execution, delivery, implementation, consummation and enforcement of the Amended and Restated Restructuring Support Agreement, the Original Restructuring Support Agreement, the Plan, the Disclosure Statement, the Exit Facility Commitment Letter, and any of the other Restructuring Documents, and the transactions contemplated thereby, or any amendments, waivers, consents, supplements or other modifications to any of the foregoing and (ii)(A) consistent with any engagement letters entered into between the Debtors and the applicable Consenting Noteholders’ Advisors or Secured Lenders’ Advisors (as supplemented and/or modified by the Amended and Restated Restructuring Support Agreement or the Original Restructuring Support Agreement), as applicable, or (B) as provided in the DIP Facility Order or the Exit Facility Commitment Letter.

1.203 “Transfer” means any sale, transfer, loan, issuance, pledge, hypothecation, assignment, grant or other disposition (including a participation) by a Consenting Party, directly or indirectly, in whole or in part, of any Claims or Interests, or any option thereon or any right or interest therein (including grants of any proxies, deposits of any Claims or Interests into a voting trust, or entry into a voting agreement with respect to any Claims or Interests).

1.204 “Unclassified Claims” means Administrative Expense Claims, DIP Facility Claims and Priority Claims.

1.205 “Unimpaired” means, with respect to a Claim, Interest, or Class of Claims or Class of Interests, not “impaired” within the meaning of Bankruptcy Code sections 1123(a)(4) and 1124.

1.206 “Unsecured Claims” means Capital Lease Deficiency Claims, General Unsecured Claims, Notes Claims and Swap Deficiency Claims.

1.207 “U.S. Trustee” means the United States Trustee for the District of Delaware.

1.208 “Voting Deadline” means 4:00 p.m., Prevailing Eastern Time, on September 28, 2015.

1.209 “Voting Securities” means, with respect to any Person, the Securities of such Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person.

1.210 “Wells Fargo” means Wells Fargo Bank, National Association.

ARTICLE II

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A. Unclassified Claims.

2.1 Administrative Expense Claims. In full and final satisfaction, settlement, release and discharge of each Administrative Expense Claim, except to the extent that a Holder of an Allowed Administrative Expense Claim and the Debtors, with the consent of the Requisite Consenting Parties, which consent shall not be unreasonably withheld, or the Reorganized Debtors, agree in writing to less favorable treatment for such Administrative Expense Claim, the Debtors (or the Reorganized Debtors, as the case may be) shall pay to each Holder of an Allowed Administrative Expense Claim, as applicable, Cash in an amount equal to such Allowed Administrative Expense Claim on, or as soon thereafter as is reasonably practicable, (a) the Effective Date or, if payment is not then due, (b) on the due date of such Administrative Expense Claim. Except as otherwise provided by the Plan, any request for the payment of an Administrative Expense Claim that is not filed and served within thirty (30) days after the Effective Date shall be discharged and forever barred and the Holder of such Administrative Expense Claim shall be enjoined from commencing or continuing any action, process or act to collect, offset or recover on such Administrative Expense Claim against any of the Debtors or Reorganized Debtors.

The Transaction Expenses incurred, or estimated to be incurred, up to and including the Effective Date shall be paid in full in Cash on the Effective Date (to the extent not previously paid during the course of the Chapter 11 Cases) without the requirement to file a fee application with the Bankruptcy Court or a formal request for payment prior to the Administrative Bar Date, and without any requirement for Bankruptcy Court review; provided, however, that copies of invoices for payment of Transaction Expenses shall be provided contemporaneously to the Debtors or Reorganized Debtors, as applicable, the U.S. Trustee, the Creditors Committee, and the Equity Committee.

2.2 Professional Fee Claims. All Professionals seeking allowance by the Bankruptcy Court of Professional Fee Claims shall file their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred by the date that is thirty (30) days after the Effective Date. Allowed Professional Fee Claims shall be paid in full (i) upon the later of (A) the Effective Date and (B) the date upon which the order relating to any such Allowed Professional Fee Claim is entered by the Bankruptcy Court or (ii) upon such other terms as may be mutually agreed upon between the Holder of such an Allowed Professional Fee Claim and the Debtors, with the consent of the Requisite Consenting Parties, which consent shall not be unreasonably withheld, or the Reorganized Debtors. The Reorganized Debtors are authorized to pay compensation for services rendered or reimbursement of expenses incurred after the Effective Date in the ordinary course and without the need for Bankruptcy Court approval. All requests for the approval of retention applications and the allowance by the Bankruptcy Court of Professional Fee Claims asserted by the Prior Equity Committee Advisors shall be filed by the date that is thirty (30) days after the Effective Date.

2.3 Priority Claims. In full and final satisfaction, settlement, release and discharge of each Allowed Priority Claim, except to the extent that a Holder of an Allowed Priority Claim agrees to less favorable treatment, each Holder of an Allowed Priority Claim due and payable on or before the Effective Date shall, upon the later of (A) the Effective Date or as soon thereafter as reasonably practicable and (B) the date upon which the Priority Claim comes due, be: (i) paid in full in Cash; (ii) Unimpaired and Reinstated; or (iii) treated on such other terms as may be agreed upon by such Holder and the Debtors, with the consent of the Requisite Consenting Parties, which consent shall not be unreasonably withheld, or Reorganized Debtors, as applicable, or otherwise determined by an order of the Bankruptcy Court.

2.4 DIP Facility Claims. In full and final satisfaction, settlement, release and discharge of each Allowed DIP Facility Claim, each Holder of an Allowed DIP Facility Claim, on the Effective Date, shall be paid its Pro Rata share of the DIP Facility Consideration; provided, however, that only the DIP Backstop Lenders shall receive their Pro Rata share (calculated based on the amount of Allowed DIP Facility Claims held by each of the DIP Backstop Lenders relative to each other) of the 3.0% Backstop Put Option Payment. For the avoidance of doubt, the DIP Facility Consideration shall be paid in its entirety from the proceeds of the Exit Facility.

B. General Rules.

2.5 Substantive Consolidation of the Debtors for Plan Purposes Only. Pursuant to Article 4.2 of the Plan, the Plan provides for the substantive consolidation of the Debtors’ Estates into a single Estate for Plan purposes only and matters associated with Confirmation and consummation of the Plan. As a result of the substantive consolidation of the Debtors’ Estates for these limited purposes, each Class of Claims against and Interests in the Debtors will be treated as against a single consolidated Estate for Plan purposes without regard to the corporate separateness of the Debtors.

2.6 Classification. Pursuant to Bankruptcy Code sections 1122 and 1123, the following chart designates the Classes of Claims and Interests under the Plan. A Claim or Interest is in a particular Class for purposes of voting on, and of receiving distributions pursuant to, the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Claim or Interest has not been paid, released or otherwise settled prior to the Effective Date. A Claim or Interest shall be deemed classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class, and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class.

C. Summary of Classification for the Debtors.

Class	Designation	Impairment	Entitled to Vote
Class 1	Secured ABL Claims	Impaired	Yes

Class 2	Secured Swap Claims	Impaired	Yes

Class 3	Other Secured Claims	Unimpaired	No (deemed to accept)

Class 4	Unsecured Claims	Impaired	Yes

Class 5	Intercompany Claims	Unimpaired	No (deemed to accept)

Class 6	Subordinated Securities Claims	Impaired	Yes

Class 7	Intercompany Interests	Unimpaired	No (deemed to accept)

Class 8	Existing Equity Interests	Impaired	Yes

D. Classified Claims and Interests Against the Debtors.

2.7 Class 1 – Secured ABL Claims.

(a) Classification. Class 1 consists of all Secured ABL Claims.

(b) Allowance. Class 1 Claims shall be Allowed Claims pursuant to the Plan in the aggregate amount of $75,411,229.34 (including $74,950,000.00 in principal and $461,229.34 in accrued and unpaid interest and fees as of the Petition Date), less (i) the Secured ABL $10MM Cash Payment and (ii) the Secured ABL Claims’ Pro Rata (after giving effect to the Secured ABL $10MM Cash Payment) share of the amount of Secured ABL/Swap Cash Payments made prior to the Effective Date.

(c) Treatment. In full and complete satisfaction, discharge and release of each Class 1 Claim, each Holder of an Allowed Class 1 Claim shall receive, on the Effective Date: its Pro Rata (after giving effect to the Secured ABL $10MM Cash Payment) share of (i)(A) the Secured ABL/Swap Cash Payments not made prior to the Effective Date and (B) the Secured ABL/Swap Claims Excess Cash Flow Payment, and (ii) New First Lien Term Loans in an aggregate principal amount equal to (A) the amount of Allowed Claims pursuant to Article 2.7(b) above minus (B) the amount paid in cash in respect of the Secured ABL Claims pursuant to the foregoing clause (i) of this Article 2.7(c). In addition, for the avoidance of doubt, any unpaid amounts owed to the holders of Secured ABL Claims pursuant to Section 11 of the DIP Facility Order (including accrued interest to and including the Effective Date pursuant to clause (a) thereof) shall be due and payable in cash on the Effective Date.

(d) Impairment and Voting. Class 1 Claims are Impaired and the Holders thereof are entitled to vote on the Plan.

2.8 Class 2 – Secured Swap Claims.

(a) Classification. Class 2 consists of all Secured Swap Claims.

(b) Allowance. Class 2 Claims shall be Allowed Claims pursuant to the Plan in the aggregate principal amount of $86,306,619.00 less the Secured Swap Claims’ Pro Rata share of the amount of Secured ABL/Swap Cash Payments made prior to the Effective Date.

(c) Treatment. In full and complete satisfaction, discharge and release of each Class 2 Claim, each Holder of an Allowed Class 2 Claim shall receive, on the Effective Date: its Pro Rata share of (i)(A) the Secured ABL/Swap Cash Payments not made prior to the Effective Date and (B) the Secured ABL/Swap Claims Excess Cash Flow Payment, and (ii) New First Lien Term Loans in an aggregate principal amount equal to (A) the amount of Allowed Claims pursuant to Article 2.8(b) above minus (B) the amount paid in cash in respect of the Secured Swap Claims pursuant to the foregoing clause (i) of this Article 2.8(c). In addition, for the avoidance of doubt, any unpaid amounts owed to the holders of Secured Swap Claims pursuant to Section 11 of the DIP Facility Order (including accrued interest to and including the Effective Date pursuant to clause (a) thereof ) shall be due and payable in cash on the Effective Date.

(d) Impairment and Voting. Class 2 Claims are Impaired and the Holders thereof are entitled to vote on the Plan.

2.9 Class 3 – Other Secured Claims.

(a) Classification. Class 3 consists of any and all Other Secured Claims.

(b) Treatment. In full and complete satisfaction, discharge and release of each Allowed Class 3 Claim, except to the extent a Holder of an Allowed Class 3 Claim agrees to less favorable treatment with the Debtors, with the consent of the Requisite Consenting Parties, which consent shall not be unreasonably withheld, or Reorganized Debtors, as applicable, each Allowed Class 3 Claim, on the Effective Date shall be (i) paid in full in Cash, (ii) Unimpaired and Reinstated or (iii) treated on such other terms as the applicable Debtor, with the consent of the Requisite Consenting Parties, which consent shall not be unreasonably withheld, or Reorganized Debtor, and the Holder thereof may agree.

(c) Impairment and Voting. Class 3 Claims are Unimpaired and the Holders thereof are deemed to accept the Plan and are not entitled to vote on the Plan.

2.10 Class 4 – Unsecured Claims.

(a) Classification. Class 4 consists of any and all Unsecured Claims.

(b) Treatment. In full and complete satisfaction, discharge and release of each Allowed Class 4 Claim, each Holder of an Allowed Class 4 Claim shall receive its Pro Rata share of either (i) 100% of the New Common Stock, subject to dilution on account of: (a) the conversion of the New Second Lien Convertible Notes and (b) the exercise of the New Warrants, or (ii) the Convenience Claim Distribution.

(c) Impairment and Voting. Class 4 Claims are Impaired and the Holders thereof are entitled to vote on the Plan.

2.11 Class 5 – Intercompany Claims.

(a) Classification. Class 5 consists of any and all Intercompany Claims.

(b) Treatment. Class 5 Claims shall be adjusted, continued, contributed to capital or discharged to the extent determined by the Debtors, with the consent of the Requisite Consenting Parties, which consent shall not be unreasonably withheld, or the Reorganized Debtors.

(c) Impairment and Voting. Class 5 Claims are Unimpaired and the Holders thereof are deemed to accept the Plan and are not entitled to vote on the Plan.

2.12 Class 6 – Subordinated Securities Claims.

(a) Classification. Class 6 consists of any and all Subordinated Securities Claims.

(b) Treatment. In full and complete satisfaction, discharge and release of each Allowed Class 6 Claim, each Holder of an Allowed Class 6 Claim shall receive its Pro Rata share of the New Warrants.

(c) Impairment and Voting. Class 6 Claims are Impaired and the Holders thereof are entitled to vote on the Plan.

2.13 Class 7 – Intercompany Interests.

(b) Classification. Class 7 consists of any and all Intercompany Interests.

(c) Treatment. Class 7 Interests shall be Reinstated and the legal, equitable and contractual rights to which Holders of such Allowed Interests are entitled shall remain unaltered so as to maintain the organizational structure of the Debtors as such structure existed on the Petition Date.

(d) Impairment and Voting. Class 7 Interests are Unimpaired and the Holders thereof are deemed to accept the Plan and are not entitled to vote on the Plan.

2.14 Class 8 – Existing Equity Interests

(a) Classification. Class 8 consists of any and all Existing Equity Interests in the Debtors.

(b) Treatment. In full and complete satisfaction, discharge and release of each Allowed Class 8 Interest, each Holder of an Allowed Class 8 Interest shall receive its Pro Rata share of the New Warrants.

(c) Impairment and Voting. Class 8 Interests are Impaired and the Holders of Class 8 Interests are entitled to vote on the Plan.

E. Additional Provisions Regarding Unimpaired Claims and Subordinated Claims.

2.15 Special Provision Regarding Unimpaired Claims. Except as otherwise explicitly provided in the Plan, nothing shall affect the Debtors’ or the Reorganized Debtors’ rights and defenses, both legal and equitable, with respect to any Unimpaired Claims, including, but not limited to, all rights with respect to legal and equitable defenses to setoffs or recoupments asserted against Unimpaired Claims.

2.16 Subordinated Claims. The allowance, classification and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, Bankruptcy Code section 510(b), or otherwise. The Debtors or Reorganized Debtors, as applicable, reserve the right to re-classify any Allowed Claim (or portion thereof) as a Subordinated Claim upon entry of a Final Order ruling that such Allowed Claim (or portion thereof) is a Subordinated Claim.

ARTICLE III

ACCEPTANCE

3.1 Presumed Acceptance of the Plan. Classes 3, 5 and 7 are Unimpaired under the Plan, and are therefore conclusively presumed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f).

3.2 Voting Classes. Classes 1, 2, 4, 6, and 8 are Impaired under the Plan, and Holders of Claims or Interests in Classes 1, 2, 4, 6 and 8 shall be entitled to vote to accept or reject the Plan.

3.3 Elimination of Vacant Classes. Any Class of Claims that does not have a Holder of an Allowed Claim or a Claim temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to Bankruptcy Code section 1129(a)(8). In the event that a Class of Claims or Interests contains at least one party that is entitled to vote and no members of such Class vote on the Plan, such Class shall be deemed to accept the Plan.

3.4 Cramdown. The Debtors shall request Confirmation of the Plan, as it may be modified from time to time, under Bankruptcy Code section 1129(b) with respect to any Impaired Class that votes to reject the Plan, if any. The Debtors reserve the right to modify the Plan subject to the terms of the Amended and Restated Restructuring Support Agreement and the Exit Facility Commitment Letter to the extent, if any, that Confirmation pursuant to Bankruptcy Code section 1129(b) requires modification to the Plan.

ARTICLE IV

MEANS FOR IMPLEMENTATION OF PLAN

4.1 Restructuring Transactions.

(a) Transactions. The Plan contemplates, among other things: (i) the Reorganized Debtors entering into (x) the New First Lien Term Loan Credit Facility, (y) the Exit Facility and (z) the New Warrant Agreement; (ii) the issuance of New Common Stock; (iii) the issuance of the New Warrants; and (iv) the adoption of the New Organizational Documents and (where required by applicable law) the filing of the New Organizational Documents with the applicable authorities of the relevant jurisdictions of organization.

(b) Continued Corporate Existence; Vesting of Assets in the Reorganized Debtors. Subject to Article 4.17 of the Plan, on and after the Effective Date, each of the Reorganized Debtors shall continue to exist as a separate entity in accordance with applicable law in the respective jurisdiction in which it is organized and pursuant to the New Organizational Documents. Notwithstanding anything to the contrary in the Plan, the Unimpaired Claims against a Debtor shall remain the obligations solely of such Debtor or such Reorganized Debtor and shall not become obligations of any other Debtor or Reorganized Debtor by virtue of the Plan, the Chapter 11 Cases, or otherwise. Except as otherwise provided in the Plan, on and after the Effective Date, all Assets of the Estates or the Debtors, including all claims, rights and Causes of Action and any property acquired by the Debtors or the Reorganized Debtors under or in connection with the Plan, shall vest in the Reorganized Debtors free and clear of all Claims, Liens, charges, other encumbrances and Interests other than any Claims, Liens, charges or encumbrances arising or created under the New First Lien Term Loan Credit Facility and the Exit Facility. On and after the Effective Date, the Reorganized Debtors may operate their business and may use, acquire and dispose of Assets and compromise or settle any Claims and Causes of Action without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than restrictions expressly imposed by the Plan or the Confirmation Order, provided, however, the Reorganized Debtors will use commercially reasonable efforts to utilize existing vendors after the Effective Date.

4.2 Substantive Consolidation for Plan Purposes Only. The Plan shall serve as a motion by the Debtors seeking entry of a Bankruptcy Court order substantively consolidating the Debtors’ Estates into a single consolidated Estate, solely for all purposes associated with Confirmation and consummation of the Plan. On the Effective Date, for Plan purposes only, the Debtors shall be deemed merged into ANV, and (a) all assets and liabilities of the Debtors shall be deemed merged into ANV, (b) all guaranties of any Debtor of the payment, performance, or collection of the obligations of another Debtor shall be eliminated and cancelled, (c) any obligation of any Debtor and all guaranties thereof executed by one or more of the other Debtors shall be treated as a single obligation, and such guaranties shall be deemed a single Claim against the consolidated Debtors, (d) all joint obligations of two or more Debtors, and all multiple Claims against such entities on account of such joint obligations shall be treated and Allowed only as a single Claim against the consolidated Debtors and (e) each Claim filed in the Chapter 11 Cases of any Debtor shall be deemed filed against the consolidated Debtors and a single obligation of the Debtors on and after the Effective Date. Entry of the Confirmation Order will constitute the approval, pursuant to Bankruptcy Code section 105(a), effective as of the Effective Date, of the deemed substantive consolidation of the Chapter 11 Cases of the Debtors for purposes of voting on, Confirmation of, and distributions under the Plan.

Notwithstanding the foregoing, the deemed consolidation and substantive consolidation (each for Plan purposes only) shall not (other than for purposes related to funding distributions under the Plan) affect (a) the legal and organizational structure of the Debtors or the Reorganized Debtors, (b) pre- and

post-Petition Date guaranties, Liens and security interests that were required to be maintained (i) in connection with any executory contracts or unexpired leases that were entered into during the Chapter 11 Cases or that have been or will be assumed by the Debtors or (ii) pursuant to the Plan, (c) distributions out of any insurance policies or proceeds of such policies, and (d) the tax treatment of the Debtors. Furthermore, notwithstanding the foregoing, the deemed consolidation and substantive consolidation (each for Plan purposes only), shall not affect the statutory obligation of each and every Debtor to pay quarterly fees to the U.S. Trustee pursuant to 28 U.S.C. §1903(a)(6) and Article 10.11 herein.

In the event that the Bankruptcy Court does not order such deemed substantive consolidation of the Debtors, then except as specifically set forth in the Plan (a) nothing in the Plan or the Disclosure Statement may constitute or be deemed to constitute an admission that one of the Debtors is subject to or liable for any Claim against any other Debtor, (b) Claims against multiple Debtors may be treated as separate Claims against each applicable Debtor for all purposes (including, without limitation, distributions and voting) and such Claims may be administered as provided in the Plan, (c) the Debtors may not, nor may they be required to, resolicit votes with respect to the Plan and (d) the Debtors may seek Confirmation of the Plan as if the Plan is a separate Plan for each of the Debtors.

The substantive consolidation effected pursuant to this Article shall not affect, without limitation: (i) the Debtors’ or the Estates’ (x) defenses to any Claim or Cause of Action, including, without limitation, the ability to assert any counterclaim, (y) setoff or recoupment rights, or (z) requirements for any third party to establish mutuality prior to substantive consolidation in order to assert a right of setoff against the Debtors or the Estates; or (ii) distributions to the Debtors and/or the Estates out of any insurance policies or the proceeds of such policies.

4.3 New Securities.

(a) New Common Stock. On the Effective Date, Reorganized ANV shall issue the New Common Stock to Holders of Unsecured Claims in accordance with Article 2.10 of the Plan, subject to dilution on account of: (i) the conversion of the New Second Lien Convertible Notes and (ii) the exercise of the New Warrants. Distribution of New Common Stock hereunder shall together constitute the issuance of 100% of the New Common Stock that will be issued and outstanding as of the Effective Date. All shares of New Common Stock issued on the Effective Date shall be deemed to have been duly authorized, validly issued, fully paid and nonassessable, and not to have been issued in violation of any preemptive rights, rights of first refusal or similar rights or any applicable law.

To the extent that Reorganized ANV is required to register the New Common Stock and/or the New Warrants under the Securities Exchange Act or if the Requisite Consenting Noteholders and the Requisite Exit Facility Lenders shall elect, the Debtors or Reorganized Debtors, as applicable, shall use commercially reasonable efforts to make all such filings and take all such other actions as may be necessary to register the New Common Stock and/or the New Warrants under the Securities Exchange Act without the need for any further Bankruptcy Court approval. If the Requisite Consenting Noteholders and the Requisite Exit Facility Lenders shall elect, the Debtors shall use commercially reasonable efforts to make all such filings and take all such other actions as may be necessary to comply with the requirements of each National Securities Exchange for purposes of listing the shares of New Common Stock and New Warrants on such National Securities Exchange, subject to official notice of issuance.

To the extent that Reorganized ANV is not required and/or does not elect to register the New Common Stock under the Securities Exchange Act and if the Requisite Consenting Noteholders and the Requisite Exit Facility Lenders shall so elect, the Debtors or Reorganized Debtors, as applicable, shall use commercially reasonable efforts to make all such filings and take all such other actions as may be necessary to deregister the Existing Equity Interests under the Securities Exchange Act without the need for any further Bankruptcy Court approval.

(b) New Warrants. On the Effective Date, in accordance with Articles 2.12 and 2.14 of the Plan, Reorganized ANV shall issue to Holders of Allowed Subordinated Securities Claims and Holders of Existing Equity Interests as of the Distribution Record Date, on a Pro Rata basis, warrants to purchase shares of New Common Stock (the “New Warrants”). The terms, conditions and other provisions of the New Warrants shall be set forth in a new warrant agreement (the “New Warrant Agreement”) that will be entered into by Reorganized ANV on the Effective Date. The New Warrant Agreement shall contain terms materially consistent with the Existing Equity Interests Treatment Term Sheet and shall otherwise be in form and substance reasonably acceptable to the Debtors, the Requisite Consenting Noteholders, the Requisite Exit Facility Lenders and the Equity Committee. The New Warrants shall have the following provisions, and such other provisions as are set forth in the New Warrant Agreement:

(1) Warrant Shares. The New Warrants shall be exercisable at any time and from time to time after the Effective Date and prior to the New Warrant Expiration Date. The New Warrants shall be exercisable into a total number of shares of New Common Stock that is equal to 17.5% of the sum of the Total Share Number plus the number of shares of New Common Stock issued upon exercise of the New Warrants. The New Warrants must be exercised by payment of the Exercise Price in Cash, except that the New Warrants may be exercised on a cashless basis (i) in connection with (and subject to the consummation of) a Liquidity Event or (ii) if the New Common Stock is listed for trading on a national securities exchange registered with the Securities Exchange Commission under Section 6(a) of the Securities Exchange Act. Any holder of New Warrants shall, as an express condition to the exercise thereof, execute a counterpart to the Stockholders Agreement (if the Stockholders Agreement is in effect at the time of such exercise). The New Warrants shall be subject to anti-dilution adjustments consistent with the Existing Equity Interests Treatment Term Sheet and set forth in the New Warrant Agreement (such adjustments, the “Anti-Dilution Protections”).

(2) Exercise Price. Subject to adjustment consistent with the Anti-Dilution Protections, at any time of exercise, the exercise price per share of New Common Stock for the New Warrants (the “Exercise Price”) shall be equal to the quotient obtained by dividing (i) the Adjusted Equity Value by (ii) the Total Share Number.

(3) New Warrant Expiration Date. The expiration date of the New Warrants shall occur upon the earlier of (i) the date that is seven (7) years after the Effective Date and (ii) the date of consummation of a Liquidity Event (such earlier date, the “New Warrant Expiration Date”). The Reorganized Debtors shall use commercially reasonable efforts to provide to the holders of the New Warrants reasonable prior written notice of any Liquidity Event. The New Warrants shall not receive any payment upon their expiration (i.e., there shall be no Black Scholes protection).

(4) Restrictions on Transfer. If the Reorganized Debtors are not required to register their securities under the Securities Exchange Act, the New Warrant Agreement and the other documents or certificates evidencing or governing the New Warrants shall include appropriate restrictions such that the sale of the New Warrants would not require the Reorganized Debtors to register any of their securities under the Securities Exchange Act. If the New Common Stock is listed for trading on a national securities exchange registered with the Securities Exchange Commission under Section 6(a) of the Securities Exchange Act, then Reorganized ANV will use commercially reasonable efforts to list the New Warrants for trading on such national securities exchange (subject to the listing requirements of such national securities exchange).

(5) No Stockholder Rights. The New Warrants shall not entitle the holder thereof to vote or receive dividends or to be deemed the holder of capital stock or any other securities of Reorganized ANV, nor shall the New Warrants confer upon the holder thereof (in its capacity as a holder of the New Warrants) any of the rights of a stockholder of Reorganized ANV (including appraisal rights, any right to vote for the election of directors or upon any matter submitted to stockholders of Reorganized ANV at any meeting thereof, or to receive notice of meetings, or to receive dividends or, except as otherwise provided pursuant to Purchase Rights, subscription rights or otherwise).

(6) Purchase Rights. If, after the Effective Date, Reorganized ANV issues or sells any equity securities to any Person who was a stockholder of Reorganized ANV on the Effective Date for consideration per share that is greater than the Exercise Price, then each Eligible Holder shall have the right (such right, the “Purchase Right”) to participate in such issuance or sale on a pro rata basis (based on such Eligible Holder’s percentage ownership of shares of New Common Stock assuming full conversion, exercise or exchange of the New Warrants, the New Second Lien Convertible Notes (and all indebtedness, debt securities or equity securities issued pursuant to any initial or successive refinancing of the New Second Lien Convertible Notes), and all other outstanding options, warrants, or convertible securities that also have a pro rata right to participate in such issuance or sale). A holder of New Warrants shall be permitted to transfer such holder’s Purchase Rights to any affiliate or family member of such holder so long as (i) such affiliate or family member is an Accredited Investor, (ii) such transfer does not violate any securities laws, and (iii) such transfer and/or the exercise of the Purchase Right by such transferee does not result in Reorganized ANV having more than 400 holders of any class of equity securities or otherwise result in Reorganized ANV being required to register any class of equity securities under the Securities Exchange Act. Eligible Holders shall not be entitled to Purchase Rights with respect to any of the following exempted issuances: (a) issuances of the New Second Lien Convertible Notes and issuances of equity securities upon conversion of the New Second Lien Convertible Notes, (b) issuances of equity securities in connection with the refinancing or repayment of any indebtedness or debt securities of any of the Reorganized Debtors, (c) issuances of equity securities to employees, directors, consultants and other service providers pursuant to an equity compensation plan approved by the New Board, (d) issuances of equity securities by means of a pro rata distribution to all holders of New Common Stock, (e) issuances of equity securities in a public offering, and (f) issuances of equity securities upon exercise, conversion or exchange of any equity securities that were issued in any issuance described in any of the foregoing exempted issuances. In the event that the sale of equity securities by Reorganized ANV triggers Purchase Rights, Reorganized ANV shall be permitted to sell all of such equity securities to one or more stockholders of Reorganized ANV without first offering to sell such equity securities to the Eligible Holders pursuant to their respective Purchase Rights so long as, within a reasonable period of time following the sale of such equity securities to such stockholder(s), Reorganized ANV offers to sell to the Eligible Holders their respective pro rata shares (as determined in the first sentence of Article 4.3(b)(6) of the Plan) of such equity securities pursuant to their respective Purchase Rights.

(7) Piggyback Registration Rights. If any holder of shares of New Common Stock is granted piggy-back registration rights, the holders of New Common Stock issued upon exercise of the New Warrants will also be granted piggyback registration rights on substantially the same terms as such other holder.

(8) New Warrant Representative. The Equity Committee shall be entitled to appoint a representative for the holders of the New Warrants, which representative shall be acceptable to the Debtors, the Requisite Consenting Noteholders and the Requisite Exit Facility Lenders (such representative, the “New Warrant Representative”). The New Warrant Representative shall have the right to monitor any sale process the Reorganized Debtors may commence in seeking to sell substantially all of their business and operations after the Effective Date solely in an observer capacity (it being understood that the New Warrant Representative (i) may monitor, observe, attend, and, if requested by the New Board, participate in any discussions or meetings of the New Board or stockholders relating to, any aspect of such sale process or any terms or conditions of any related sale, but shall have no right to vote on any matter relating to any such sale process or such related sale, and (ii) shall not have any right to monitor, observe, vote on, participate in any discussions or meetings of the New Board or stockholders relating to, or otherwise be involved with, any other transaction, decision or other matter relating to any of the Reorganized Debtors). The New Warrant Representative shall be required to enter into a confidentiality and non-use agreement that is acceptable to the Debtors or Reorganized Debtors, the Requisite Consenting Noteholders, the Requisite Exit Facility Lenders and, with respect to any confidentiality and non-use agreement that will be entered into by the New Warrant Representative on the Effective Date, the Equity Committee. The Reorganized Debtors shall pay the New Warrant Representative the New Warrant Representative Compensation.

(c) Section 1145 Exemption. Pursuant to Bankruptcy Code section 1145, the offering, issuance and distribution of (i) any New Common Stock to the Holders of Unsecured Claims, (ii) any New Warrants to the Holders of Allowed Subordinated Securities Claims and Holders of Existing Equity Interests and (iii) any New Common Stock or other Securities upon exercise of the New Warrants by the holders thereof, in each such case, shall be exempt from, among other things, the registration and prospectus delivery requirements of Section 5 of the Securities Act and any other applicable law requiring registration and/or delivery of prospectuses prior to the offering, issuance, distribution, or sale of securities. In addition, any and all (x) New Common Stock issued to the Holders of Unsecured Claims under the Plan, (y) New Warrants issued to the Holders of Allowed Subordinated Securities Claims and Holders of Existing Equity Interests under the Plan and (z) shares of New Common Stock or other Securities issued upon exercise of the New Warrants issued under the Plan, in each such case, will be freely tradable by the recipients thereof, subject to: (A) the provisions of Bankruptcy Code section 1145(b)(1) relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, and compliance with any rules and regulations of the United States Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments; (B) applicable regulatory approval, if any; (C) in the case of the New Common Stock, the provisions of the New Organizational Documents (including the Stockholders Agreement); and (D) in the case of the New Warrants, the provisions of the New Warrant Agreement.

(d) Section 4(a)(2) Exemption. Pursuant to Section 4(a)(2) of the Securities Act, the offering, issuance, distribution and sale of New Second Lien Convertible Notes (and the guarantees thereof) and the shares of New Common Stock or other Securities to be received upon conversion thereof shall be exempt from, among other things, the registration and prospectus delivery requirements of Section 5 of the Securities Act and any other applicable law requiring registration and/or delivery of prospectuses prior to the offering, issuance, distribution or sale of securities. The New Second Lien Convertible Notes (and the guarantees thereof) and the shares of New Common Stock or other Securities to be received upon conversion thereof may not be transferred or resold absent registration or exemption under the Securities Act or any applicable state securities law. All New Second Lien Convertible Notes (and the guarantees thereof) issued on the Effective Date and, upon issuance thereof, all shares of New Common Stock or other Securities to be received upon conversion of any New Second Lien Convertible Notes shall be deemed to have been duly authorized, validly issued, fully paid and nonassessable, and not to have been issued in violation of any preemptive rights, rights of first refusal or similar rights or any applicable law.

4.4 Plan Funding.

(a) New First Lien Term Loan Credit Facility. On the Effective Date, Reorganized ANV will enter into the New First Lien Term Loan Credit Facility in the form of the New First Lien Term Loan Credit Agreement pursuant to which the New First Lien Term Loans will be incurred in an original aggregate principal amount equal to (i) the total amount of (A) the Secured Swap Claims plus (B) the Secured ABL Claims less (ii) the aggregate amount of (A) the Secured ABL/Swap Cash Payments, (B) the Secured ABL $10MM Cash Payment and (C) the Secured ABL/Swap Claims Excess Cash Flow Payment. The payment of the New First Lien Term Loans and other obligations under the New First Lien Term Loan Credit Facility will be guaranteed by all of the direct and indirect domestic subsidiaries of Reorganized ANV. The New First Lien Term Loan Credit Facility will be secured by liens on substantially all assets of Reorganized ANV and its direct and indirect domestic subsidiaries, subject to exceptions consistent with the Amended and Restated Restructuring Support Agreement and Restructuring Term Sheet.

(b) Exit Facility. On the Effective Date, Reorganized ANV will enter into the Exit Facility in the form of the New Second Lien Convertible Notes Definitive Agreement pursuant to which the New Second Lien Convertible Notes will be issued in an original aggregate principal amount equal to the greater of (a) an amount sufficient for Reorganized ANV to have at least $8.0 million of Cash on the Effective Date after giving pro forma effect to, without duplication, (i) all Cash payments to be made under (A) the Plan or (B) an order of the Bankruptcy Court, in each case whether paid on or in connection with the Effective Date (excluding, for the avoidance of doubt, New First Lien Term Loan Excess Cash Flow Payments), (ii) the payment of all Fees accrued through and including the Effective Date and (iii) the payment of any Compensation Plan Payments and (b) an amount such that the aggregate amount of (i) the

Cash proceeds of the DIP Facility received by the Debtors prior to the Effective Date plus (ii) the Cash proceeds of the Exit Facility not used to pay the DIP Facility Consideration equals $65.0 million; provided, however, that in no event shall the Exit Facility Lenders be obligated to fund amounts under clause (a) above which would cause the aggregate principal amount of the New Second Lien Convertible Notes issued pursuant to the Exit Facility on the Effective Date to exceed $80.0 million. The payment of the New Second Lien Convertible Notes will be guaranteed by all of the direct and indirect domestic subsidiaries of Reorganized ANV. The New Second Lien Convertible Notes, the guarantees by the guarantors in respect thereof and all obligations under the New Second Lien Convertible Notes and such guarantees shall be secured by liens on substantially all assets of the Reorganized Debtors, subject to limited exceptions that are acceptable to the Requisite Exit Facility Lenders and the Debtors or Reorganized Debtors, as applicable.

(c) Other Plan Funding. Other than as set forth in Articles 4.4(a) and (b) of the Plan, all Cash necessary for the Reorganized Debtors to make payments required by the Plan shall be obtained from the Debtors’ Cash balances then on hand, after giving effect to the transactions contemplated herein or that occur during the pendency of the Chapter 11 Cases.

4.5 Corporate Governance, Managers, Officers and Corporate Action.

(a) New Organizational Documents. On the Effective Date, the New Organizational Documents, including, upon agreement by the Debtors, the Requisite Consenting Noteholders and the Requisite Exit Facility Lenders, the Stockholders Agreement, substantially in forms to be filed with the Plan Supplement, shall be deemed to be valid, binding, and enforceable in accordance with their terms and provisions, such terms and provisions being satisfactory to the Requisite Consenting Noteholders, the Requisite Exit Facility Lenders and the Reorganized Debtors. Any shareholder protections in the Stockholders Agreement shall apply equally to all Holders of New Common Stock; provided, however, that (i) any such protections may vary based on levels of ownership of New Common Stock, (ii) protections relating to rights to purchase Securities shall be subject to any such holder being an Accredited Investor and (iii) certain holders of New Common Stock (and not all holders of New Common Stock) may have rights to designate members of the New Board. Any Holder of a Claim that is to be distributed shares of New Common Stock pursuant to the Plan shall be deemed to have duly executed and delivered to Reorganized ANV a counterpart to the Stockholders Agreement, and the Stockholders Agreement shall be deemed to be a valid, binding and enforceable obligation of such Holder (including any obligation set forth therein to waive or refrain from exercising any appraisal, dissenters’ or similar rights) even if such Holder has not actually executed and delivered a counterpart thereof. On the Effective Date, the applicable Reorganized Debtors may enter into and deliver the Registration Rights Agreement, which shall be deemed to be valid, binding, and enforceable in accordance with its terms on those parties set forth in such agreement.

(b) New Board. Subject to any requirement of Bankruptcy Court approval pursuant to Bankruptcy Code section 1129(a)(5), as of the Effective Date, the New Board shall be the persons identified in the Plan Supplement. On the Effective Date, the directors on the New Board will be comprised of the Chief Executive Officer of the Reorganized Debtors and such other individuals selected by the Requisite Consenting Noteholders with the consent of the Requisite Exit Facility Lenders, which consent shall not be unreasonably withheld. Pursuant to Bankruptcy Code section 1129(a)(5), the Debtors shall disclose the identity and affiliations of any person proposed to serve on the New Board after the Confirmation Date and prior to the Effective Date, and to the extent such person is an insider other than by virtue of being a New Board Member, the nature of any compensation for such person.

(c) Officers of the Reorganized Debtors. On and after the Effective Date, the current officers of the Debtors shall continue to serve in their same capacity with the Reorganized Debtors in accordance with the Officers’ Employment Agreements, to be assumed under the Plan to the extent set forth in the Schedule of Assumed Executory Contracts and Unexpired Leases; provided, however, that the assumption of the Officers’ Employment Agreements for the Debtors’ Chief Executive Officer and Chief Financial Officer shall be subject to the consent of the Requisite Consenting Noteholders and the Requisite Exit Facility Lenders, which consent shall not be unreasonably withheld; provided, further that no Officers’ Employment Agreement shall be assumed or deemed assumed by any of the Debtors unless the officer party thereto agrees in writing (in the form of an amendment to such Officers’ Employment Agreement) that, from and after the date such Officers’ Employment Agreement is assumed, any provision in such Officers’ Employment Agreement that grants or provides such officer with any right to any Excluded Benefits shall no longer be effective and shall be deleted in its entirety from such Officers’ Employment Agreement and such officer shall no longer be entitled to any benefits, entitlements or rights thereto, such amendment to be in form and substance acceptable to the applicable officer, the Debtors, the Requisite Consenting Noteholders and the Requisite Exit Facility Lenders.

4.6 Management Incentive Plan/Post-Emergence Key Employee Retention Program. Subject only to the occurrence of the Effective Date, the Management Incentive Plan and Post-Emergence Key Employee Retention Program shall be effective without any further action by the Reorganized Debtors. For the avoidance of doubt, the Management Incentive Plan and Post-Emergence Key Employee Retention Program are entirely post-Effective Date compensation plans and awards thereunder, to the extent earned, shall be paid by the Reorganized Debtors. For the avoidance of doubt, the Bankruptcy Court’s Confirmation of the Plan shall not be deemed to be an approval or authorization of the specific terms of the Management Incentive Plan or the Post-Emergence Key Employee Retention Program.

4.7 Cancellation of Notes, Instruments, and Interests. On the Effective Date, except as otherwise provided for in the Plan or any agreement, instrument or other document incorporated in the Plan or the Plan Supplement, (i) the promissory notes, share certificates (including treasury stock), the Notes, the Indenture, the Swaps, the Credit Agreement, the Existing Equity Interests and other instruments or agreements evidencing any Claims or Interests (other than Intercompany Interests), (ii) all options, warrants, calls, rights, puts, awards, commitments or any other agreements of any character to acquire Claims or Interests and (iii) all registration rights, preemptive rights, rights of first refusal, rights of first offer, co-sale rights and other investor rights governing or relating to any Interests, in any such case shall be deemed automatically extinguished, cancelled and of no further force and effect, without any further act or action under any applicable agreement, law, regulation, order or rule, and the obligations of the Debtors under the notes, share certificates, the Notes, the Indenture, the Swaps, the Credit Agreement, the Existing Equity Interests and other instruments evidencing any Claims or Interests (other than Intercompany Interests) shall be automatically discharged. The Holders of or parties to such cancelled notes, share certificates, Notes, the Indenture, the Swaps, the Credit Agreement, the Existing Equity Interests and other agreements and instruments shall have no rights arising from or relating to such notes, share certificates, Notes, Indenture, Swaps, Credit Agreement, Existing Equity Interests and other agreements and instruments or the cancellation thereof, except the rights provided pursuant to the Plan. Notwithstanding the foregoing, (a) (i) the Notes and Indenture shall continue in effect solely for the purpose of (x) allowing the Indenture Trustee or its agents to make distributions to Holders of Notes in accordance with the terms of the Plan and the Confirmation Order and to enforce its rights and those of the Holders of Notes under the Plan and the Confirmation Order in the Chapter 11 Cases and any appeals; (y) allowing Holders of Notes to receive distributions hereunder; and (z) preserving the rights and liens of the Indenture Trustee arising under Sections 6.11 and 7.08 of the Indenture with respect to actions taken to perform its obligations under the Plan and the Confirmation Order, and (ii) the Indenture shall terminate completely upon the completion of all distributions to the Holders of the Notes and the satisfaction in full of any and all obligations to the Indenture Trustee under Section 7.08 of the Indenture and (b) (i) the Credit Agreement shall continue in effect solely for the purpose of (x) allowing the Administrative Agent or its agents to make distributions to Holders of Secured ABL Claims and Secured Swap Claims and (y) allowing Holders of Secured ABL Claims and Secured Swap Claims to receive distributions hereunder and (ii) the Credit Agreement shall terminate completely upon the completion of all distributions to the Holders of the Secured ABL Claims. At such time as the Indenture Trustee has completed performance of all of its duties set forth in the Plan and the Confirmation Order, if any, the Indenture Trustee, and its successors and assigns, shall be relieved of all obligations under the Indenture.

4.8 Cancellation of Liens. On the Effective Date, except as set forth in the Plan, any Lien securing any Claim shall be deemed released, and the Holder of such Claim shall be authorized and directed to release any collateral or other property of any Debtor (including any cash collateral) held by such Holder and to take such actions as may be requested by the Debtors (or the Reorganized Debtors, as the case may be) to evidence the release of such Lien, including the execution, delivery and filing or recording of such releases as may be requested by the Debtors (or the Reorganized Debtors, as the case may be).

4.9 Corporate Action. On and after the Effective Date, the Debtors or the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transactions described in, approved by, contemplated by, or necessary to effectuate the Restructuring Transaction under and in connection with the Plan, including: (a) the execution, delivery and/or filing, as applicable, of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable entities may agree; (b) the execution, delivery and/or filing, as applicable, of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, debt or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (c) the execution, delivery and/or filing, as applicable, of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion or dissolution and the New Organizational Documents pursuant to applicable state law; (d) the issuance and distribution of the shares of New Common Stock as provided for herein; (e) the adoption of the Management Incentive Plan; (f) the issuance and sale of the New Second Lien Convertible Notes (and the guarantees thereof) as provided for herein and in the New Second Lien Convertible Definitive Agreement, and the issuance and distribution of the shares of New Common Stock or other Securities upon conversion of the New Second Lien Convertible Notes; (g) the issuance and distribution of the New Warrants as provided for herein, and the issuance and sale of the shares of New Common Stock or other Securities upon exercise of the New Warrants; and (h) all other actions that may be required by applicable law, subject, in each case, to the New Organizational Documents. All matters provided for in the Plan involving the corporate structure of the Debtors, and any corporate action required by the Debtors in connection therewith, shall be deemed to have occurred on, and shall be in effect as of, the Effective Date, without any requirement of further action by the security holders, directors, managers, authorized persons or officers of the Debtors. The authorizations and approvals contemplated by Article 4.9 of the Plan shall be effective notwithstanding any requirements under nonbankruptcy law.

4.10 New First Lien Term Loan Credit Facility, New Intercreditor Agreement, Exit Facility and New Warrant Agreement. On the Effective Date, without any requirement of further action by the security holders, directors, managers, authorized persons or officers of the Debtors, the Reorganized Debtors shall be authorized to enter into, perform their obligations under, and consummate the transactions contemplated by, the New First Lien Term Loan Credit Facility, the New Intercreditor Agreement, the Exit Facility, the New Warrant Agreement and any notes, documents, instruments, certificates or agreements in connection therewith, including, without limitation, any documents required in connection with the creation, perfection or priority of the Liens on any collateral securing the New First Lien Term Loan Credit Facility and/or the Exit Facility.

4.11 Effectuating Documents; Further Transactions. On and after the Effective Date, the Reorganized Debtors and the officers and members of the boards of managers or directors thereof, are authorized to and may issue, execute, deliver, file or record such contracts, securities, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

4.12 Exemption from Certain Transfer Taxes and Recording Fees. To the fullest extent permitted by Bankruptcy Code section 1146(a), any transfer from a Debtor to a Reorganized Debtor or to any entity pursuant to, in contemplation of, or in connection with the Plan or pursuant to: (a) the issuance, distribution, transfer, or exchange of any debt, securities, or other interest in the Debtors or the Reorganized Debtors; (b) the creation, modification, consolidation, or recording of any mortgage, deed of trust or other security interest, or the securing of additional indebtedness by such or other means; (c) the making, assignment, or recording of any lease or sublease; or (d) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles, or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, sales or use tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

4.13 No Further Approvals. The transactions contemplated by the Plan shall be approved and effective as of the Effective Date without the need for any further state or local regulatory approvals or, unless otherwise required by the Plan, approvals by any non-Debtor parties, and without any requirement for further action by the Debtors, Reorganized Debtors, or any entity created to effectuate the provisions of the Plan.

4.14 Dissolution of Committees. The Creditors Committee and the Equity Committee shall continue in existence until the Effective Date to exercise those powers and perform those duties specified in Bankruptcy Code section 1103 and shall perform such other duties as they may have been assigned by the Bankruptcy Court prior to the Effective Date. On the Effective Date, the Creditors Committee and the Equity Committee shall be dissolved and the Creditors Committee’s and Equity Committee’s members shall be deemed released of all their duties, responsibilities, and obligations arising from or related to the Chapter 11 Cases, and the retention or employment of the Creditors Committee’s and Equity Committee’s Professionals shall terminate, except with respect to any Professional Fee Claim. After the Effective Date, the Creditors Committee, the Creditors Committee’s Professionals, the Equity Committee and the Equity Committee’s Professionals shall not be entitled to compensation or reimbursement of expenses from the Reorganized Debtors for any services incurred after the Effective Date, except for services rendered or expenses incurred with respect to any Professional Fee Claim.

4.15 Creditor Representative.

(a) On or before the filing of the Plan Supplement, the Creditor Representative shall be selected by the Creditors Committee. Prior to the Confirmation Date, the Person designated as Creditor Representative shall file an affidavit demonstrating that such Person is disinterested. If approved by the Bankruptcy Court in the Confirmation Order, the Person so designated shall become the Creditor Representative on the Effective Date. Notwithstanding anything contained in the Plan to the contrary, as of the Effective Date and thereafter and to the fullest extent permitted by applicable law, the Creditor Representative and its professionals shall not have nor incur any liability for any claim, cause of action, or other assertion of liability solely for any act taken or omitted in connection with, related to, or arising out of the performance of any act, duty, responsibility or omission arising under the Plan; provided, however, that the foregoing shall not affect the liability of the Creditor Representative or its professionals that otherwise would result from any act or omission to the extent that such act or omission is determined by a Final Order to have constituted actual fraud, willful misconduct, or gross negligence.

(b) The Creditor Representative shall have the power to take the actions granted herein and any powers reasonably incidental thereto which the Creditor Representative, as an agent of the Reorganized Debtors and in its reasonable discretion, deems necessary or appropriate to fulfill the purpose of Article 4.15 of the Plan, including: (i) filing, prosecuting, settling or otherwise resolving any objection to Convenience Claims or, after consultation with the Reorganized Debtors, any other Unsecured Claims (other than Notes Claims); (ii) monitoring and consulting with the Reorganized Debtors with respect to any sale process the Reorganized Debtors may commence in seeking to sell substantially all of their business and operations after the Effective Date; and (iii) retaining and paying professionals as necessary to fulfill the purpose of Article 4.15 of the Plan.

(c) The fees and expenses of the Creditor Representative, including but not limited to the Creditor Representative’s attorneys and financial advisors, shall be satisfied and paid solely from the Creditor Representative Reserve Account.

(d) On the Effective Date, the Creditor Representative Reserve Account will be funded by the Debtors with Cash in the amount of $250,000. The Creditor Representative Reserve Account shall be held in trust solely for the post-Effective Date fees and expenses of the Creditor Representative and its professionals.

(e) Upon the completion of the Creditor Representative’s duties outlined in Article 4.15(b) of the Plan and payment of all fees and expenses of the Creditor Representative and its professionals, all remaining funds in the Creditor Representative Reserve Account shall be released and distributed to Holders of Convenience Claims as of the Distribution Record Date pursuant to Article 2.10 of the Plan.

4.16 Pre-Effective Date Injunctions or Stays. All injunctions or stays, whether by operation of law or by order of the Bankruptcy Court, provided for in the Chapter 11 Cases pursuant to Bankruptcy Code sections 105 or 362 or otherwise that are in effect on the Confirmation Date shall remain in full force and effect until the Effective Date.

4.17 Dissolution of Certain Debtors. On the Effective Date, each of the Debtors identified in the Plan Supplement to be dissolved shall be deemed dissolved and their obligations under Article 5.9 of the Plan assumed by the Reorganized Debtors. On, or as soon as practicable after, the Effective Date, such Debtors shall, and the officers, directors, members, managers or other similar representatives of such Debtors shall be authorized and directed to: (a) execute, acknowledge and/or file for each such Debtor a certificate of dissolution, articles of dissolution or similar document, together with all other necessary corporate and company documents, to effect the dissolution of such Debtor under the applicable laws of its state of incorporation or formation (as applicable); (b) complete, execute and file all final or otherwise required federal, state and local tax returns for each such Debtor, and pursuant to Bankruptcy Code section 505(b), request an expedited determination of any unpaid tax liability of such Debtor or its Estate for any tax incurred during the administration of such Debtor’s Chapter 11 Case, as determined under applicable tax laws; and (c) take such other actions as the Debtors may determine to be necessary or desirable to carry out this provision, in each case (other than any relief sought under Bankruptcy Code section 505(b)) without the need for any further Bankruptcy Court approval. All actions necessary to effectuate such dissolutions shall be deemed authorized and approved in all respects without further action under applicable law, regulation, order or rule, including, without limitation, any action by the stockholders, members, board of directors, board of managers or other governing body of each such Debtor. Upon the dissolution of any such Debtor, the Reorganized Debtors shall be entitled to seek to obtain a final decree closing the Chapter 11 Case of such Debtor.

ARTICLE V

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

5.1 Assumption and Rejection of Executory Contracts and Unexpired Leases. Except as otherwise set forth herein, all executory contracts or unexpired leases of the Debtors shall be deemed rejected in accordance with the provisions and requirements of Bankruptcy Code sections 365 and 1123 as of the Effective Date, unless such executory contract or unexpired lease: (a) was previously assumed or rejected by the Debtors; (b) previously expired or terminated pursuant to its terms; (c) is the subject, as mutually agreed to by the Debtors, the Requisite Consenting Noteholders and the Requisite Exit Facility Lenders, of a motion to assume or reject filed by the Debtors under Bankruptcy Code section 365 pending as of the Effective Date; or (d) is designated specifically or by category on the Schedule of Assumed Executory Contracts and Unexpired Leases, as reasonably agreed to by the Debtors, the Requisite Consenting Noteholders and the Requisite Exit Facility Lenders. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such respective assumptions and rejections pursuant to Bankruptcy Code sections 365(a) and 1123.

5.2 Cure of Defaults for Assumed Executory Contracts and Unexpired Leases. The proposed cure amount for an executory contract or unexpired lease that is assumed pursuant to this Plan shall be zero dollars unless otherwise indicated in a Schedule of Assumed Executory Contracts and Unexpired Leases. Cure obligations, if any, shall be satisfied, pursuant to Bankruptcy Code section 365(b)(1), by payment of the cure amount in Cash on the Effective Date or on such other terms as the parties to such executory contract or unexpired lease may otherwise agree. In the event of a dispute regarding (a) the amount of any cure payments, (b) the ability of the Reorganized Debtors to provide “adequate assurance of future performance” (within the meaning of Bankruptcy Code section 365) under the executory contract or unexpired lease to be assumed or (c) any other matter pertaining to assumption, any cure payments required by Bankruptcy Code section 365(b)(1) shall be made following entry of a Final Order resolving the dispute and approving the assumption; provided, however, that following the resolution of any such dispute, the Debtors or Reorganized Debtors shall have the right to reject such executory contract or unexpired lease, with any such rejection by the Debtors to be subject to the consent of the Requisite Consenting Noteholders and the Requisite Exit Facility Lenders, such consent not to be unreasonably withheld.

5.3 No Change in Control, Assignment or Violation. To the extent applicable, any executory contracts or unexpired leases, including related instruments and agreements, assumed during the Chapter 11 Cases, including those assumed pursuant to Article V of the Plan, shall be deemed modified such that the transactions contemplated by the Plan shall not constitute a “change of control” or “assignment” (or terms with similar effect) under, or any other transaction or matter that would result in a violation, breach or default under, or increase, accelerate or otherwise alter any obligations or liabilities of the Debtors or the Reorganized Debtors under, or result in the creation or imposition of a Lien upon any property or asset of the Debtors or the Reorganized Debtors pursuant to, the applicable executory contract or unexpired lease, and any consent or advance notice required under such executory contract or unexpired lease shall be deemed satisfied by Confirmation. For the avoidance of doubt, the transactions contemplated by the Plan shall not result in the payment or provision of, and no officer party to any Officers’ Employment Agreement shall be entitled or have any right to receive, any Excluded Benefits.

5.4 Modifications, Amendments, Supplements, Restatements, or Other Agreements. Unless otherwise provided in the Plan, each executory contract or unexpired lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such executory contract or unexpired lease, and all executory contracts and unexpired leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan. Except to the extent a Final Order provides otherwise, modifications, amendments, supplements and restatements to prepetition executory contracts and unexpired leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the executory contract or unexpired lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

5.5 Rejection and Repudiation of Executory Contracts and Unexpired Leases. On the Effective Date, each executory contract and unexpired lease that is not listed on the Schedule of Assumed Executory Contracts and Unexpired Leases shall be deemed rejected or repudiated pursuant to Bankruptcy Code section 365. Each contract or lease not listed on the Schedule of Assumed Executory Contracts and Unexpired Leases shall be rejected only to the extent that such contract or lease constitutes an executory contract or unexpired lease. Until the Effective Date, the Debtors, with the consent of the Requisite Consenting Noteholders and the Requisite Exit Facility Lenders, which consent shall not be unreasonably withheld, expressly reserve their right to amend the Schedule of Assumed Executory Contracts and Unexpired Leases to delete any executory contract or unexpired lease therefrom or to add any executory contract or unexpired lease thereto. Listing a contract or lease on the Schedule of Assumed Executory Contracts and Unexpired Leases shall not constitute an admission by the Debtors or Reorganized Debtors that such contract or lease is an executory contract or unexpired lease or that such Debtor or Reorganized Debtor has any liability thereunder. The Debtors, with the consent of the Requisite Consenting Noteholders and the Requisite Exit Facility Lenders, which consent shall not be unreasonably withheld, or Reorganized Debtors, as applicable, may abandon any personal property that may be located at any premises that are subject to any rejected unexpired lease.

5.6 Claims Based on Rejection or Repudiation of Executory Contracts and Unexpired Leases. If the rejection or repudiation of an executory contract or unexpired lease pursuant to the Plan results in a Claim, then such Claim shall be forever barred and shall not be enforceable against the Debtors or Reorganized Debtors or their properties, or any of their interests in properties as agent, successor or assign, unless a Proof of Claim is filed with the Claims and Noticing Agent and served upon counsel to the

Reorganized Debtors within thirty (30) days after the later of (i) service of the Confirmation Order and (ii) service of notice of the effective date of rejection or repudiation of the executory contract or unexpired lease. Each Holder of a Capital Lease Deficiency Claim shall aggregate its Capital Lease Deficiency Claims and be deemed to have one Claim for purposes of voting, making a Convenience Claim Election, and distributions under the Plan.

5.7 Limited Extension of Time to Assume or Reject. In the event of a dispute as to whether a contract or lease is executory or unexpired, the right of the Debtors or Reorganized Debtors, as applicable, to move to assume or reject such contract or lease shall be extended until the date that is thirty (30) days after the entry of a Final Order by the Bankruptcy Court determining that the contract or lease is executory or unexpired. The deemed assumptions and rejections provided for in Article V of the Plan shall not apply to such contract or lease.

5.8 Employee Compensation and Benefit Programs; Deferred Compensation Programs. The Debtors’ ordinary course employee benefit programs (including, without limitation, its savings plans, retirement plans (including the supplemental executive retirement program), healthcare plans, disability plans, life, accidental death and dismemberment insurance plans, and short-term cash-based bonus program applicable to hourly employees of the Debtors and paid on a quarterly basis) that are reasonably agreed to by the Debtors, the Requisite Consenting Noteholders and the Requisite Exit Facility Lenders and which are (i) entered into before the Petition Date and (ii)(a) not since terminated or (b) not expressly rejected under the Plan (such employee benefit programs, collectively, the “Specified Employee Benefits Programs”), shall survive Confirmation and will be fulfilled in the ordinary course of business; provided, however, that Specified Employee Benefits Programs shall in no event include (v) any equity based (including any phantom equity) compensation plan, (w) any Excluded Benefits, (x) any Excluded Indemnification Agreements (as defined in Article 5.9 of the Plan), (y) the Non-Insider KEIP and (z) any and all incentive plans available to the Debtors’ employees that existed prior to the Petition Date other than the Debtors’ short-term cash-based bonus program applicable to hourly employees of the Debtors, which is paid on a quarterly basis, or the Debtors’ supplemental executive retirement program. From and after the Effective Date, the Reorganized Debtors shall have the right to terminate, amend or modify any of the Specified Employee Benefits Programs without approval of the Bankruptcy Court.

5.9 Survival of Certain Indemnification and Reimbursement Obligations. Except as otherwise provided by the Plan, any and all respective obligations, whether pursuant to indemnification agreements, certificates of incorporation, codes of regulation, by-laws, limited liability company agreements, operating agreements, limited liability partnership agreements, or any combination of the foregoing, of the Debtors for indemnification, reimbursement and advancement of expenses and other similar payments customarily found in such agreements in place for persons who are current or former directors, officers, employees and agents of any of the Debtors as of the Petition Date (collectively, the “Indemnity Obligations”) shall survive Confirmation and shall be Reinstated, shall remain unaffected by the Plan, and shall not be discharged or Impaired by the Plan, irrespective of whether the indemnification, reimbursement or advancement obligation is owed in connection with any event occurring before, on or after the Petition Date, it being understood that all indemnification provisions in place on and prior to both the Petition Date and the Effective Date for directors, officers, members, managers or employees and agents of the Debtors as of the Petition Date shall survive the effectiveness of the Plan for claims related to or in connection with any actions, omissions or transactions prior to the Effective Date (including prior to the Petition Date); provided, however, that the assumption by the Debtors of any of the Indemnity Obligations shall not be deemed an assumption by the Debtors of any contract, agreement, resolution, instrument or document in which such Indemnity Obligations are contained, memorialized, agreed to, embodied or created (or any of the terms or provisions thereof) if such contract, agreement, resolution, instrument or document requires the Debtors or the Reorganized Debtors to make any payments or provide any arrangements (including any severance payments) to any such director, officer, employee or agent other than indemnification payments, reimbursement and advancement of expenses and other similar payments (such contracts, agreements, resolutions, instruments and documents, collectively, the “Excluded Indemnification Agreements”). For the avoidance of doubt, nothing in this Article 5.9 shall be a determination of the allowance, disallowance or priority of the Claims, if any, of any directors, officers, members, managers, managing members, employees or agents of any of the Debtors that served in such capacity only prior to the Petition Date.

5.10 Insurance Policies. All insurance policies pursuant to which the Debtors have any obligations in effect as of the date of the Confirmation Order shall be deemed and treated as executory contracts pursuant to the Plan and shall be assumed by the respective Debtors and shall continue in full force and effect. In addition, the Debtors or Reorganized Debtors, as applicable, shall obtain and maintain tail coverage for current and former directors and officers for a period of at least six (6) years after the Effective Date.

ARTICLE VI

PROCEDURES FOR RESOLVING AND TREATING CONTESTED CLAIMS AND INTERESTS

6.1 Objections to Claims and Interests. Prior to the Effective Date, the Debtors or any other party in interest may object to the allowance of any Claim or Interest (unless previously Allowed by an order of the Bankruptcy Court or expressly Allowed pursuant to the terms of the Plan) or Professional Fee Claim. After the Effective Date, only the Reorganized Debtors may object to the allowance of any Claim or Interest (unless previously Allowed by an order of the Bankruptcy Court or expressly Allowed pursuant to the terms of the Plan) or Professional Fee Claim; provided, however, that the U.S. Trustee, the Creditors Committee and the Equity Committee may object to the allowance of any Professional Fee Claim. Any objections to those Claims (other than Administrative Expense Claims) or Interests shall be served and filed on or before the later of: (a) the date that is 180 days after the Effective Date; and (b) such other date as may be fixed by the Bankruptcy Court, whether fixed before or after the date specified in clause (a) hereof. Any Claims or Interests filed after the applicable Bar Date, shall be deemed disallowed and expunged in their entirety without further order of the Bankruptcy Court or any action being required on the part of the Debtors or the Reorganized Debtors, unless the Person wishing to file such untimely Claim or Interest has received the Bankruptcy Court’s authorization to do so. Notwithstanding any authority to the contrary, an objection to a Claim or Interest shall be deemed properly served on the claimant or interest holder, as applicable, if the objecting party effects service in any of the following manners: (i) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004; (ii) by first class mail, postage prepaid, on the signatory on the Proof of Claim or Proof of Interest as well as all other representatives identified in the Proof of Claim or Proof of Interest or any attachment thereto; or (iii) if counsel has agreed to accept service, by first class mail, postage prepaid, on any counsel that has appeared on the claimant’s or interest holder’s behalf in the Chapter 11 Cases (so long as such appearance has not been subsequently withdrawn). From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim or Disputed Interest without approval of the Bankruptcy Court. For the avoidance of doubt, the Reorganized Debtors shall reconcile Unsecured Claims (other than Notes Claims) in cooperation with the Creditor Representative as set forth in Article 4.15 of the Plan.

6.2 Amendment to Claims and Interests. From and after the Effective Date, no Proof of Claim or Proof of Interest may be amended to increase or assert additional claims or interests not reflected in a previously timely filed Claim (or Claim scheduled on the applicable Debtor’s Schedules, unless superseded by a filed Claim) or Interest (or Interest scheduled on the applicable Debtor’s Schedules, unless superseded by a filed Interest), and any such Claim or Interest shall be deemed disallowed and expunged in its entirety without further order of the Bankruptcy Court or any action being required on the part of the Debtors or the Reorganized Debtors unless the claimant or interest holder has obtained the Bankruptcy Court’s prior approval to file such amended or increased claim or interest.

6.3 Disputed Claims and Disputed Interests. Disputed Claims and Disputed Interests shall not be entitled to any Plan distributions unless and until they become Allowed Claims or Allowed Interests.

6.4 Estimation of Claims. The Debtors and/or Reorganized Debtors, in consultation with the Creditors Committee or the Creditor Representative, as applicable, with respect to Unsecured Claims (other than Notes Claims), may request that the Bankruptcy Court enter an order estimating any Claim, pursuant to Bankruptcy Code section 502(c), for purposes of determining the Allowed amount of such

Claim (the “Estimated Amount”) regardless of whether any Person has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection; provided, however, that the Debtors and/or Reorganized Debtors may not request estimation of a non-contingent, liquidated Claim if the Debtors’ and/or Reorganized Debtors’ objection to such Claim was previously overruled. The Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time (including during the pendency of any appeal with respect to the allowance or disallowance of such Claims). In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim for allowance purposes, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the objecting party may elect to pursue any supplemental proceedings to object to any ultimate allowance of such Claim. All of the objection, estimation, settlement, and resolution procedures set forth in the Plan are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, resolved or withdrawn by any mechanism approved by the Bankruptcy Court. For the avoidance of doubt, the Reorganized Debtors shall reconcile Unsecured Claims (other than Notes Claims) in cooperation with the Creditor Representative as set forth in Article 4.15 of the Plan.

6.5 Expenses Incurred on or After the Effective Date. Except as otherwise ordered by the Bankruptcy Court, and subject to the written agreement of the Reorganized Debtors, the amount of any reasonable fees and expenses incurred by any Professional or the Claims and Noticing Agent on or after the Effective Date in connection with implementation of the Plan, including without limitation, reconciliation of, objection to, and settlement of Claims and Interests, shall be paid in Cash by the Reorganized Debtors.

ARTICLE VII

DISTRIBUTIONS

7.1 Manner of Payment and Distributions under the Plan. Except as otherwise provided herein, all distributions under the Plan with respect to Allowed Claims and Allowed Interests shall be made by the Reorganized Debtors or a Distribution Agent selected by the Reorganized Debtors. The Reorganized Debtors or the Distribution Agent will make initial distributions on account of Allowed Claims and Allowed Interests as of the Distribution Date. If a Claim or Interest is not Allowed as of the Distribution Date, the Reorganized Debtors or the Distribution Agent will make a distribution to the Holder of such Claim or Interest within a reasonable period of time after such Claim or Interest becomes Allowed. Payments of Cash by the Reorganized Debtors or the Distribution Agent pursuant to the Plan may be by check drawn on a domestic bank and shall be made to the address of the Holder of such Allowed Claim as most recently indicated on or prior to the Effective Date on the Debtors’ records. At the option of the Reorganized Debtors or the Distribution Agent, payments may be made in Cash by wire transfer of immediately available funds from a bank.

7.2 Interest and Penalties on Claims. Unless otherwise specifically provided for in the Plan or the Confirmation Order or the DIP Facility Order, required by applicable bankruptcy law or necessary to render a Claim Unimpaired, postpetition interest and penalties shall not accrue or be paid on any Claims (other than DIP Facility Claims and other than Secured Swap Claims and Secured ABL Claims as provided in the DIP Facility Order, as applicable), and no Holder of a Claim (other than a DIP Facility Claim, Secured Swap Claim or Secured ABL Claim, as provided in the DIP Facility Order, as applicable) shall be entitled to interest and penalties accruing on or after the Petition Date through the date such Claim is satisfied in accordance with the terms of the Plan.

7.3 Record Date for Distributions. Under the terms of the Plan, the Distribution Record Date shall be the Confirmation Date, except with respect to Notes Claims and Existing Equity Interests, in which case, the Distribution Record Date shall be the Effective Date or as soon as reasonably practicable thereafter. None of the Debtors or the Reorganized Debtors will have any obligation to recognize the transfer of, or the sale of any participation in, any Allowed Claim or Allowed Interest that occurs after the close of business on the Distribution Record Date, and will be entitled for all purposes herein to recognize and make distributions only to those Holders of Allowed Claims and Allowed Interests that are Holders of such Claims and Interests as of the close of business on the Distribution Record Date. To the extent possible, distributions of New Common Stock or Cash to Holders of Allowed Notes Claims, as applicable, and distributions of New Warrants to Holders of Existing Equity Interests, shall be made through the relevant depository in coordination with the Debtors, the Indenture Trustee and the stock transfer agent, as applicable. The Debtors and the Reorganized Debtors shall be entitled to recognize and deal for all purposes under the Plan with only those record holders stated on the official claims and interests register as of the close of business on the Distribution Record Date.

7.4 Withholding and Reporting Requirements. In connection with the Plan, the Reorganized Debtors shall comply with all withholding and reporting requirements imposed by federal, state, local and foreign taxing authorities and all distributions hereunder shall be subject to such withholding and reporting requirements. The Reorganized Debtors shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. Notwithstanding the foregoing, each Holder of an Allowed Claim or Allowed Interest that is to receive a distribution hereunder shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any government unit, including income, withholding and other tax obligations, on account of such distribution. The Reorganized Debtors have the right, but not the obligation, not to make a distribution until such Holder has made arrangements satisfactory to the Reorganized Debtors for payment of any such tax obligations. The Reorganized Debtors may require, as a condition to the receipt of a distribution, that the Holder of an Allowed Claim or Allowed Interest complete the appropriate Form W-8 or Form W-9, as applicable to each Holder. If such Holder fails to comply with such request within one year, such distribution shall be deemed an unclaimed distribution, shall revert to the Reorganized Debtors and such Holder shall be forever barred from asserting any such Allowed Claim or Allowed Interest against the Debtors or their Assets, the Reorganized Debtors or their Assets or other Assets transferred pursuant to the Plan.

7.5 Setoffs. Except as provided under the Plan, the Debtors and/or Reorganized Debtors may, but shall not be required to, set off against any Claim or Interest and the payments to be made pursuant to the Plan in respect of such Claim or Interest, any claims of any nature whatsoever that the Debtors may have against the Holder of a Claim or Interest, but neither the Debtors’ or Reorganized Debtors’ failure to do so nor the allowance of any Claim or Interest hereunder shall constitute a waiver or release by the Debtors or Reorganized Debtors of any such claim the Debtors or Reorganized Debtors may have against such Holder of a Claim or Interest; provided, however, that such Holder of a Claim or Interest may contest such a set off by the Debtors or Reorganized Debtors, in the Bankruptcy Court or any other court of competent jurisdiction.

7.6 Allocation of Plan Distributions Between Principal and Interest. To the extent that any Allowed Claim entitled to distribution under the Plan consists of indebtedness and accrued but unpaid interest thereon, such distributions shall, for all income tax purposes, be allocated first to the principal amount of the Claim (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.

7.7 Surrender of Cancelled Instruments or Securities. Except as otherwise provided herein, as a condition precedent to receiving any distribution on account of its Allowed Claim or Allowed Interest, each Holder of an Allowed Claim or Allowed Interest based upon an instrument or other security shall be deemed to have surrendered such instrument, security or other documentation underlying such Claim or Interest and all such surrendered instruments, securities and other documentation shall be deemed cancelled pursuant to Articles 4.7 and 7.7 of the Plan.

7.8 Undeliverable or Returned Distributions. If any Allowed Claim or Allowed Interest distribution is returned to the Reorganized Debtors or other Distribution Agent as undeliverable, the Reorganized Debtors or other Distribution Agent shall use reasonable efforts to determine the correct address of the Holder of such Claim or Interest. If such reasonable efforts are unsuccessful, no further distributions shall be made to the Holder of such Claim or Interest unless and until the Reorganized Debtors or other Distribution Agent are notified in writing of such Holder’s then current address. Upon receipt by the Reorganized Debtors or other Distribution Agent, returned Cash shall not earn any interest or be entitled to any dividends or other accruals of any kind. Any Holder of an Allowed Claim or Allowed Interest that does not assert a Claim or Interest pursuant to Article 7.8 of the Plan for a returned distribution within one (1) year after such returned distribution shall be forever barred from asserting any such Claim or Interest against the Debtors or their property, the Reorganized Debtors or their property or other property transferred pursuant to the Plan. In such cases, any Cash held for distribution on account of such Allowed Claim or Allowed Interest shall revert to the Reorganized Debtors. Except as provided herein, nothing contained in the Plan shall require the Debtors, the Reorganized Debtors or any other Distribution Agent to attempt to locate any Holder of an Allowed Claim or Allowed Interest.

7.9 Fractional Distributions. No fractional shares of New Common Stock or fractions of New Warrants or fractional dollars in Cash of New First Lien Term Loans or New Second Lien Convertible Notes shall be distributed. Where a fractional share of New Common Stock or fraction of a New Warrant would otherwise be called for, the actual issuance shall reflect a rounding up (in the case of more than .50) of such fraction to the nearest whole share of New Common Stock or whole New Warrant or a rounding down of such fraction (in the case of .50 or less than .50) to the nearest whole share of New Common Stock or whole New Warrant. Where fractional dollars in Cash of New First Lien Term Loans or New Second Lien Convertible Notes would otherwise be called for, the actual issuance shall reflect a rounding up (in the case of more than .50) of such fraction to the nearest whole dollar or a rounding down of such fraction (in the case of .50 or less than .50) to the nearest whole dollar.

7.10 Distributions to Administrative Agent. Distributions under the Plan to Holders of Secured ABL Claims shall be made by the Reorganized Debtors to the Administrative Agent, which, in turn, shall make the distributions to such Holders. The Reorganized Debtors shall reimburse the Administrative Agent for the reasonable fees and expenses incurred by the Administrative Agent in connection with making distributions to the Holders of Secured ABL Claims.

7.11 Distributions to Indenture Trustee. Unless otherwise agreed by the Indenture Trustee and the Reorganized Debtors, distributions under the Plan to Holders of Notes Claims shall be made by the Reorganized Debtors to the Indenture Trustee, which, in turn, shall make the distributions to such Holders. Subject to the Debtors’ receipt of invoices in customary form in connection therewith and without the requirement to file a fee application with the Bankruptcy Court, the Reorganized Debtors shall promptly reimburse the Indenture Trustee for the reasonable fees and expenses incurred by the Indenture Trustee on and after the Effective Date in connection with the performance of its duties and the exercise of rights and those of the Holders of Notes Claims under the Plan and Confirmation Order.

7.12 Distributions to Holders of Existing Equity Interests. Holders of Existing Equity Interests shall not be required to file a Proof of Interest on account of such Interests. The Debtors, through The Depository Trust Company, as depository, will make the distribution of New Warrants to Holders of Existing Equity Interests under Article 2.14 of the Plan to holders of the existing common stock of ANV as of the Distribution Record Date.

7.13 Miscellaneous Distribution Provisions.

(a) Foreign Currency Exchange Rate. Except as specifically provided for in the Plan or an order of the Bankruptcy Court, as of the Effective Date, any Claim asserted in currency other than U.S. dollars automatically shall be deemed converted to the equivalent U.S. dollar value using Bank of America’s noon spot rate as of the Petition Date for all purposes under the Plan, including voting, allowance and distribution.

(b) Distributions on Non-Business Days. Any payment or distribution due on a day other than a Business Day shall be made, without interest, on the next Business Day.

(c) Partial Distributions on Disputed Claims/Interests. The Debtors or the Reorganized Debtors as applicable may, but are not required to, make partial distributions to Holders of Disputed Claims or Disputed Interests for the amount of the undisputed portion of such Holder’s Disputed Claim or Disputed Interest.

(d) Disputed Payments. If any dispute arises as to the identity of the Holder of an Allowed Claim or Allowed Interest entitled to receive any distribution under the Plan, the Reorganized Debtors may retain such distribution until its disposition is determined by a Final Order or written agreement among the interested parties to such dispute.

(e) Post-Consummation Effect of Evidence of Claims or Interests. Except as otherwise provided herein, notes, stock certificates, membership certificates, unit certificates, and other evidence of Claims against or Interests in the Debtors shall, effective on the Effective Date, represent only the right to participate in the distributions contemplated by the Plan and shall not be valid or effective for any other purpose.

(f) Disgorgement. To the extent that any property, including Cash, is distributed to a Person on account of a Claim that is not an Allowed Claim or Allowed Interest, such property shall be held in trust for and shall promptly be returned to the Reorganized Debtors.

ARTICLE VIII

CONDITIONS PRECEDENT TO EFFECTIVENESS OF THE PLAN

8.1 Conditions to the Effective Date. Consummation of the Plan and the occurrence of the Effective Date are subject to satisfaction of the following conditions:

(a) The Confirmation Order shall have been entered and not have been stayed or vacated on appeal.

(b) The Exit Facility Commitment Letter shall not have been terminated and shall be in full force and effect.

(c) The Exit Facility Commitment Order shall have been entered and not have been stayed or vacated on appeal.

(d) The Exit Facility in the form of the New Second Lien Convertible Notes Definitive Agreement shall have been executed, the New Second Lien Convertible Notes shall have been issued to the Exit Facility Lenders pursuant to the terms of the New Second Lien Convertible Notes Definitive Agreement and all conditions precedent to the consummation of the Exit Facility shall have been waived or satisfied in accordance with the terms of the Exit Facility Commitment Letter and/or the New Second Lien Convertible Notes Definitive Agreement and the Exit Facility Commitment Order.

(e) The New Warrant Agreement shall have been executed.

(f) The RSA Order shall have been entered and not have been stayed or vacated on appeal.

(g) The Amended and Restated Restructuring Support Agreement shall not have been terminated as to all parties thereto.

(h) All of the schedules, documents, supplements, and exhibits to the Plan shall be in form and substance as required by the Amended and Restated Restructuring Support Agreement and the Exit Facility Commitment Letter.

(i) The aggregate amount of Administrative Expense Claims (excluding (x) Professional Fee Claims, (y) post-petition trade payables incurred in the ordinary course of business and (z) claims allowed under Bankruptcy Code section 503(b)(9)) shall not exceed $5,000,000.00 in the aggregate.

(j) All the Transaction Expenses shall have been paid in full in Cash, as required by the DIP Facility Order, the Exit Facility Commitment Letter, the Amended and Restated Restructuring Support Agreement and the Restructuring Term Sheet, pursuant to Bankruptcy Code section 1129(a)(4) or otherwise.

(k) All statutory fees and obligations then due and payable to the Office of the U.S. Trustee shall have been paid and satisfied.

(l) All governmental and material third party approvals and consents necessary in connection with the transactions contemplated by the Plan shall have been obtained, not be subject to unfulfilled conditions and be in full force and effect.

8.2 Waiver of Condition. The conditions set forth in Article 8.1 of the Plan may be waived in whole or in part by the Debtors, subject to the consent of the Requisite Consenting Parties, which consent shall not be unreasonably withheld, and in consultation with the Creditors Committee; provided, that the condition requiring that the Confirmation Order shall have been entered by the Bankruptcy Court may not be waived.

8.3 Notice of Effective Date. The Debtors shall file with the Bankruptcy Court a notice of the occurrence of the Effective Date within a reasonable period of time after the conditions in Article 8.1 of the Plan have been satisfied or waived pursuant to Article 8.2 of the Plan.

8.4 Order Denying Confirmation. If the Plan is not consummated, then nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims against or Interests in the Debtors; (b) prejudice in any manner the rights of the Holder of any Claim against, or Interest in, the Debtors; (c) prejudice in any manner any right, remedy, defense or claim of the Debtors; (d) be deemed an admission against interest by the Debtors; or (e) constitute a settlement, implicit or otherwise, of any kind whatsoever.

ARTICLE IX

EFFECT OF THE PLAN ON CLAIMS AND INTERESTS

9.1 Compromise and Settlement of Claims, Interests and Controversies. Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and reasonable.

9.2 Discharge of Claims and Termination of Interests.

(a) As of the Effective Date, except as otherwise provided in the Plan or the Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan shall be in exchange for and in complete satisfaction, discharge and release of all Claims and satisfaction or termination of all Interests. Except as otherwise provided in the Plan or the Confirmation Order, Confirmation shall, as of the Effective Date: (i) discharge the Debtors and the Reorganized Debtors from all Claims or other debts that arose before the Effective Date, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, and all debts of the kind specified in Bankruptcy Code sections 502(g), 502(h) or 502(i), in each case whether or not (w) a Proof of Claim is filed or deemed filed pursuant to Bankruptcy Code section 501, (x) a Claim based on such debt is Allowed pursuant to Bankruptcy Code section 502, (y) the Holder of a Claim based on such debt has accepted the Plan or (z) such Claim is listed in the Schedules; and (ii) satisfy, terminate or cancel all Interests and other rights of equity security holders in the Debtors other than the Intercompany Interests.

(b) As of the Effective Date, except as otherwise provided in the Plan or the Confirmation Order, all Persons shall be precluded from asserting against the Debtors or the Reorganized Debtors, or their respective successors or property, any other or further Claims, demands, debts, rights, causes of action, liabilities or equity interests based upon any act, omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date. In accordance with the foregoing, except as provided in the Plan or the Confirmation Order, the Confirmation Order will be a judicial determination, as of the Effective Date, of a discharge of all such Claims and other debts and liabilities against the Debtors and satisfaction, termination or cancellation of all Interests and other rights of equity security holders in the Debtors, pursuant to Bankruptcy Code sections 524 and 1141, and such discharge will void any judgment obtained against the Debtors or the Reorganized Debtors at any time, to the extent that such judgment relates to a discharged Claim.

9.3 Injunction. Except as otherwise provided in the Plan or the Confirmation Order, as of the Effective Date, all Persons that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is terminated pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions on account of any such discharged Claims, debts or liabilities or terminated Interests or rights: (i) commencing or continuing in any manner any action or other proceeding against the Debtors or the Reorganized Debtors or their respective property; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors or the Reorganized Debtors or their respective property; (iii) creating, perfecting or enforcing any lien or encumbrance against the Debtors or the Reorganized Debtors or their respective property; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors or the Reorganized Debtors or their respective property; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan. Notwithstanding anything contained in the Confirmation Order or the Plan to the contrary, any rights of Holders of Claims under Bankruptcy Code section 553(a) or other applicable law to assert any counterclaims, cross claims, setoff and/or recoupment rights that they may have under applicable law shall not be impaired by the Confirmation Order or the Plan, and subject to applicable law may be asserted and/or exercised after the Effective Date.

9.4 Releases.

(a) Debtor Releases. Notwithstanding anything contained herein to the contrary, on the Confirmation Date and effective as of the Effective Date and to the fullest extent permitted by applicable law, for good and valuable consideration provided by each of the Released Parties, the adequacy of which is hereby confirmed, the Released Parties are deemed released and discharged by the Debtors and their Estates from any and all claims, interests, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, including any derivative claims, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring, the Restructuring Transaction, the Chapter 11 Cases, the DIP Facility, the Exit Facility, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or during the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan, the Disclosure Statement, the Plan Supplement, the Original Restructuring Support Agreement, the Amended and Restated Restructuring Support Agreement, the Restructuring Documents, or any related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes actual fraud, willful misconduct or gross negligence.

(b) Released Parties Releases. Notwithstanding anything contained herein to the contrary, on the Confirmation Date and effective as of the Effective Date and to the fullest extent permitted by applicable law, the Released Parties and any Holders of Claims of or Interests in the Debtors who vote to accept the Plan or who vote to reject the Plan and do not elect to opt-out of the releases are deemed to have released and discharged the other Released Parties, the Debtors and their Estates from any and all claims, interests, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, including any derivative claims, asserted on behalf of any Debtor, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that any such Released Party or any such Holder of Claims of or Interests in the Debtors would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring, the Restructuring Transaction, the Chapter 11 Cases, the DIP Facility, the Exit Facility, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and (i) any Released Party or (ii) any Holder of Claims of or Interests in the Debtors who votes to accept the Plan or who votes to reject the Plan and does not elect to opt-out of the releases, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan, the Disclosure Statement, the Plan Supplement, the Original Restructuring Support Agreement, the Amended and Restated Restructuring Support Agreement, the Restructuring Documents, or any related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes actual fraud, willful misconduct, or gross negligence.

9.5 Exculpation. Notwithstanding anything contained herein to the contrary, on the Confirmation Date and effective as of the Effective Date and to the fullest extent permitted by applicable law, the Exculpated Parties shall not have nor incur any liability for any claim, cause of action, or other assertion of liability solely for any act taken or omitted during the Chapter 11 Cases in or in connection with, related to, or arising out of the Restructuring Transaction, the Chapter 11 Cases, the DIP Facility, the Exit Facility, the Original Restructuring Support Agreement, the Amended and Restated Restructuring Support Agreement, the negotiation, formulation, preparation, administration, consummation and/or implementation of the Plan or any contract, instrument, document, or other agreement entered into in connection with the Plan (including the Restructuring Documents) or any other matter relating to the Debtors or their operations; provided, however, that the foregoing exculpation shall not affect the liability of any Exculpated Party that otherwise would result from any act or omission to the extent that such act or omission is determined by a Final Order to have constituted actual fraud, willful misconduct, or gross negligence.

9.6 Preservation of Insurance. The Debtors’ discharge, exculpation and release, and the exculpation and release in favor of the Released Parties and Exculpated Parties, as provided herein, shall not diminish or impair any rights that a Holder of Claims or Interests may have against existing insurance maintained by the Debtors for (a) themselves, (b) their current and former directors and officers, or (c) any other Person.

9.7 Retention and Enforcement of Causes of Action. Except as otherwise provided in the Plan, or in any document, instrument, release or other agreement entered into in connection with the Plan, in accordance with Bankruptcy Code section 1123(b), the Debtors and their Estates shall retain the Causes of Action, including, without limitation, the Causes of Action identified in the Plan Supplement (the “Retained Causes of Action”). The Reorganized Debtors, as the successors in interest to the Debtors and their Estates, may enforce, sue on, settle or compromise (or decline to do any of the foregoing) any or all Causes of Action, including the Retained Causes of Action. The Debtors or the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action, including the Retained Causes of Action against any Person, except as otherwise expressly provided in the Plan, and no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise), or laches, shall apply to such Cause of Action or Retained Cause of Action upon, after, or as a consequence of Confirmation or the occurrence of the Effective Date.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1 Retention of Jurisdiction. Following the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising from or relating to the Chapter 11 Cases to the fullest extent of applicable law, including, without limitation:

(a) To determine the validity under any applicable law, allowability, classification and priority of Claims and Interests upon objection, or to estimate, pursuant to Bankruptcy Code section 502(c) or as provided for in the Plan, the amount of any Claim that is, or is anticipated to be, contingent or unliquidated as of the Effective Date;

(b) To construe and to take any action authorized by the Bankruptcy Code and requested by the Reorganized Debtors or any other party in interest to enforce all orders previously entered by the Bankruptcy Court, the Plan and the documents and agreements filed and/or executed in connection with the Plan, issue such orders (including those which may relate to injunctive relief) as may be necessary for the implementation, execution and consummation of the Plan, and to ensure conformity with the terms and conditions of the Plan, such documents and agreements and other orders of the Bankruptcy Court, notwithstanding any otherwise applicable non-bankruptcy law;

(c) To determine any and all applications for allowance of Professional Fee Claims, and to determine any other request for payment of Administrative Expense Claims;

(d) To determine all matters that may be pending before the Bankruptcy Court on or before the Effective Date;

(e) To resolve any dispute regarding the implementation or interpretation of the Plan, or any related agreement or document that arises at any time before the Chapter 11 Cases are closed, including the determination, to the extent a dispute arises, of the entities entitled to a distribution within any particular Class of Claims and of the scope and nature of the Reorganized Debtors’ obligations to cure defaults under assumed contracts, leases and permits;

(f) To determine any and all matters relating to the rejection, assumption or assignment of executory contracts or unexpired leases entered into prior to the Petition Date, the nature and amount of any cure required for the assumption of any executory contract or unexpired lease, and the allowance of any Claim resulting therefrom;

(g) To determine all applications, adversary proceedings, contested matters and other litigated matters, that were brought or that could have been brought in the Bankruptcy Court on or before the Effective Date over which this Bankruptcy Court otherwise has jurisdiction;

(h) To determine matters concerning local, state and federal taxes in accordance with Bankruptcy Code sections 346, 505 and 1146, and to determine any tax claims that may arise against the Debtors or the Reorganized Debtors as a result of the transactions contemplated by the Plan;

(i) To modify the Plan pursuant to Bankruptcy Code section 1127 or to remedy any apparent nonmaterial defect or omission in the Plan, or to reconcile any nonmaterial inconsistency in the Plan so as to carry out its intent and purposes;

(j) To issue and enforce injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation or enforcement of this Plan, except as otherwise provided in the Plan;

(k) To hear, determine and resolve any cases, controversies, suits or disputes with respect to the releases, exculpations, indemnifications and other provisions contained in Article IX of the Plan and enter such orders or take such others actions as may be necessary or appropriate to implement or enforce all such provisions;

(l) To enter an order concluding or closing the Chapter 11 Cases; and

(m) To hear any other matter not inconsistent with the Bankruptcy Code.

10.2 Terms Binding. Upon the occurrence of the Effective Date, all provisions of the Plan, including all agreements, instruments and other documents filed in connection with the Plan and executed by the Debtors or the Reorganized Debtors in connection with the Plan, shall be binding upon the Debtors, the Reorganized Debtors, all Holders of Claims and Interests and all other Persons that are affected in any manner by the Plan. All agreements, instruments and other documents filed in connection with the Plan shall have full force and effect, and shall bind all parties thereto, subject to the occurrence of the Effective Date, upon the entry of the Confirmation Order, whether or not such agreements, instruments or other documents actually shall be executed by parties other than the Debtors or the Reorganized Debtors, or shall be issued, delivered or recorded on the Effective Date or thereafter. The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor, or assign of such Person.

10.3 Severability. If, before Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, but subject to the consent of the Requisite Consenting Parties, which consent shall not be unreasonably withheld, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified without the Debtors’ consent (and any modification or deletion made before the Effective Date to be made only with the consent of the Requisite Consenting Parties, which consent shall not be unreasonably withheld); and (c) non-severable and mutually dependent.

10.4 Computation of Time. In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) will apply.

10.5 Confirmation Order and Plan Control. Except as otherwise provided in the Plan, in the event of any inconsistency between the Plan and the Amended and Restated Restructuring Support Agreement, Disclosure Statement, any exhibit to the Plan or any other instrument or document created or executed pursuant to the Plan, the Plan shall control. In the event of any inconsistency between the Plan and the Confirmation Order, the Confirmation Order shall control.

10.6 Incorporation by Reference. The Plan Supplement is incorporated herein by reference.

10.7 Modifications to the Plan. Subject to the terms of the Amended and Restated Restructuring Support Agreement and the Exit Facility Commitment Letter, the Debtors, with the consent of the Requisite Consenting Parties, which consent shall not be unreasonably withheld, and in consultation with the Creditors Committee may amend or modify the Plan, the Plan Supplement, and any schedule or supplement hereto, at any time prior to the Effective Date in accordance with the Bankruptcy Code, Bankruptcy Rules and any applicable court order, provided, however, that no consent of the Requisite Secured Lenders shall be required with respect to any such amendment or modification to any such document or any provision to any such document that is, or relates to, any of the Excluded Matters; provided, further that the Debtors may make technical amendments or modifications upon two (2) Business Days advance notice to the Plan Support Parties and the Creditors Committee. Subject to certain restrictions and requirements set forth in Bankruptcy Code section 1127 and Bankruptcy Rule 3019 and those restrictions on modification set forth in the Plan, the Amended and Restated Restructuring Support Agreement and the Exit Facility Commitment Letter, the Debtors, subject to the reasonable consent of the Requisite Consenting Parties (but the consent of the Requisite Secured Lenders shall not be required with respect to documents or provisions in documents that are, or relate to, any of the Excluded Matters), expressly reserve their rights to alter, amend or modify materially the Plan with respect to the Debtors, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan. A Holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended, modified or supplemented, if the proposed alteration, amendment, modification or supplement does not materially and adversely change the treatment of the Claim or Interest of such Holder.

10.8 Revocation, Withdrawal or Non-Consummation. The Debtors reserve the right to revoke or withdraw the Plan at any time prior to the Effective Date. If the Debtors revoke or withdraw the Plan prior to the Effective Date, or if the Confirmation Date or the Effective Date does not occur, then the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), the assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be null and void; provided, however, that all orders of the Bankruptcy Court and all documents executed pursuant thereto, except the Confirmation Order, shall remain in full force and effect. In such event, nothing contained herein, and no acts taken in preparation for consummation of the Plan, shall be deemed to constitute a waiver or release of any Claims by or against any of the Debtors or any other Person, to prejudice in any manner the rights of any of the Debtors or any Person in any further proceedings or to constitute an admission of any sort by any of the Debtors or any other Person.

10.9 Courts of Competent Jurisdiction. If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising out of the Plan or in the Chapter 11 Cases, such abstention, refusal or failure of jurisdiction shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

10.10 Payment of Indenture Trustee Fees. On the Effective Date, all reasonable fees and expenses of the Indenture Trustee incurred before the Effective Date (and their counsel) shall be paid in full by the Debtors in Cash without a reduction to the recoveries of applicable Holders of Allowed Notes Claims as of the Effective Date (subject to the Debtors’ receipt of invoices in customary form in connection therewith and without the requirement to file a fee application with the Bankruptcy Court); provided, however, that the Indenture Trustee shall provide a copy of such invoices to the U.S. Trustee. To the extent invoices are submitted after the Effective Date, such invoices shall be paid as soon as reasonably practicable. Notwithstanding the foregoing, to the extent that any fees or expenses of the Indenture Trustee are not paid in accordance with the provisions of the Plan, the Indenture Trustee may assert its charging lien against any recoveries received on account of Allowed Notes Claims for payment of such unpaid amounts. All disputes related to the fees and expenses of the Indenture Trustee shall be subject to the jurisdiction of and decided by the Bankruptcy Court.

10.11 Payment of U.S. Trustee Quarterly Fees. All fees due and payable pursuant to section 1930 of title 28 of the United States Code prior to the Effective Date shall be paid by the Debtors. On and after the Effective Date, the Reorganized Debtors shall pay any and all such fees when due and payable, and shall file with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the U.S. Trustee. Each and every one of the Debtors shall remain obligated to pay quarterly fees to the Office of the U.S. Trustee until the earliest of that particular Debtor’s case being closed, dismissed, or converted to a case under chapter 7 of the Bankruptcy Code.

10.12 Notice. All notices, requests and demands to or upon the Debtors, the Creditors Committee, and the Plan Support Parties, to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received, addressed as follows:

If to the Debtors, or to any one of them:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036-6745

Telephone:  (212) 872-1000

Facsimile:   (212) 872-1002

Attention:    Ira S. Dizengoff, Esq.

            Philip C. Dublin, Esq.

            Alexis Freeman, Esq.

            Matthew C. Fagen, Esq.

            - and -

Blank Rome LLP

1201 N. Market Street, Suite 800

Wilmington, Delaware 19801

Telephone:  (302) 425-6400

Facsimile:   (302) 425-6464

Attention:    Stanley B. Tarr, Esq.

            Michael D. DeBaecke, Esq.

            Victoria A. Guilfoyle, Esq.

If to the DIP Lenders, DIP Agent, the Consenting Noteholders or the Exit Facility Lenders:

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, New York 10038

Telephone:  (212) 806-5400

Facsimile:   (212) 806-6006

Attention:    Kristopher M. Hansen, Esq.

            Jayme T. Goldstein, Esq.

            - and -

Young Conaway Stargatt & Taylor, LLP

1000 North King Street

Wilmington, Delaware 19801

Telephone:  (302) 571-6600

Facsimile:   (302) 571-1253

Attention:    Matthew B. Lunn, Esq.

If to Scotiabank:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Telephone:  (212) 403-1000

Facsimile:   (212) 403-2000

Attention:    Richard G. Mason, Esq.

                    John R. Sobolewski, Esq.

                    Alisha J. Turak, Esq.

            - and -

Morris, Nichols, Arsht & Tunnell, LLP

1201 N. Market Street, 16th Floor

Wilmington, Delaware 19801

Telephone:  (302) 658-9200

Facsimile:   (302) 658-3989

Attention:    Derek C. Abbott, Esq.

If to the Creditors Committee:

Arent Fox LLP

1675 Broadway

New York, New York 10019

Telephone:  (212) 484-3900

Facsimile:   (212) 484-3990

Attention:    Robert M. Hirsh, Esq.

                    Jeffrey N. Rothleder, Esq.

            - and -

Polsinelli PC

222 Delaware Avenue, Suite 1101

Wilmington, Delaware 19801

Telephone:  (302) 252-0920

Facsimile:   (302) 252-0921

Attention:    Christopher A. Ward, Esq.

If to the Equity Committee:

LeClairRyan, A Professional Corporation

70 Linden Oaks, Suite 210

Rochester, New York 14625

Telephone:  (585) 270-2106

Facsimile:   (585) 270-2166

Attention:    Gregory J. Mascitti, Esq.

                    Janice B. Grubin, Esq.

            - and -

Cole Schotz P.C.

500 Delaware Avenue, Suite 1410

Wilmington, Delaware 19801

Telephone:  (302) 651-2004

Facsimile:   (302) 574-2104

Attention:    Patrick J. Reilley, Esq.

10.13 Reservation of Rights. The filing of the Plan, the Disclosure Statement, any statement or provision contained in the Plan or Disclosure Statement, or the taking of any action by the Debtors or Reorganized Debtors with respect to the Plan or Disclosure Statement, shall not be deemed to be an admission or waiver of any rights of the Debtors or Reorganized Debtors with respect to any Holders of Claims against or Interests in the Debtors.

10.14 No Waiver. Neither the failure of a Debtor to list a Claim or Interest in the Debtors’ Schedules, the failure of a Debtor to object to any Claim or Interest for purposes of voting, the failure of a Debtor to object to a Claim (including, without limitation, an Administrative Expense Claim) or Interest prior to the Confirmation Date or the Effective Date, nor the failure of a Debtor to assert a Retained Cause of Action prior to the Confirmation Date or the Effective Date shall, in the absence of a legally-effective express waiver or release executed by the Debtor with the approval of the Bankruptcy Court, if required, and with any other consents or approvals required under the Plan, be deemed a waiver or release of the right of a Debtor or a Reorganized Debtor or their respective successors, either before or after solicitation of votes on the Plan, the Confirmation Date or the Effective Date, to (a) object to or examine such Claim (including, without limitation, an Administrative Expense Claim) or Interest, in whole or in part, or (b) retain or either assign or exclusively assert, pursue, prosecute, utilize, or otherwise act or enforce any Retained Cause of Action against the Holder of such Claim (including, without limitation, an Administrative Expense Claim) or Interest.

Dated:             , 2015

Allied Nevada Gold Corp.

By:	/s/
Name:	Stephen M. Jones
Title:	Executive Vice President, Secretary and Chief Financial Officer

Allied Nevada Gold Holdings LLC

By:	/s/
Name:	Stephen M. Jones
Title:	Chief Financial Officer

Allied VGH Inc.

By:	/s/
Name:	Stephen M. Jones
Title:	Chief Financial Officer

Allied VNC Inc.

By:	/s/
Name:	Stephen M. Jones
Title:	Chief Financial Officer

ANG Central LLC

By:	/s/
Name:	Stephen M. Jones
Title:	Chief Financial Officer

ANG Cortez LLC

By:	/s/
Name:	Stephen M. Jones
Title:	Chief Financial Officer

ANG Eureka LLC

By:	/s/
Name:	Stephen M. Jones
Title:	Chief Financial Officer

ANG North LLC

By:	/s/
Name:	Stephen M. Jones
Title:	Chief Financial Officer

ANG Northeast LLC

By:	/s/
Name:	Stephen M. Jones
Title:	Chief Financial Officer

ANG Pony LLC

By:	/s/
Name:	Stephen M. Jones
Title:	Chief Financial Officer

Hasbrouck Production Company LLC

By:	/s/
Name:	Stephen M. Jones
Title:	Chief Financial Officer

Hycroft Resources & Development, Inc.

By:	/s/
Name:	Stephen M. Jones
Title:	Chief Financial Officer

Victory Exploration Inc.

By:	/s/
Name:	Stephen M. Jones
Title:	Chief Financial Officer

Victory Gold Inc.

By:	/s/
Name:	Stephen M. Jones
Title:	Chief Financial Officer

Name:	Stephen M. Jones
Title:	Chief Financial Officer